Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SILICON LABORATORIES INC.

SABINE MERGER SUB, INC.

AND

SILICON MAGIKE, INC.

ARTICLE I	THE MERGER	1

1.1	The Merger	1
1.2	Closing; Effective Time	1
1.3	Effect of the Merger	2
1.4	Articles of Incorporation; Bylaws	2
1.5	Directors and Officers	2
1.6	Effect of Merger on the Capital Stock of the Constituent Corporations	2
1.7	Dissenting Shares	9
1.8	Surrender of Certificates	9
1.9	No Further Transfers	10
1.10	Lost, Stolen or Destroyed Certificates	10
1.11	Tax Consequences	10
1.12	Taking of Necessary Action; Further Action	10

ARTICLE II	REPRESENTATIONS AND WARRANTIES OF TARGET	11

2.1	Organization, Standing and Power	11
2.2	Capital Structure	11
2.3	Authority	12
2.4	Financial Statements	13
2.5	Absence of Certain Changes	13
2.6	Absence of Undisclosed Liabilities	14
2.7	Litigation	14
2.8	Restrictions on Business Activities	15
2.9	Governmental Authorization	15
2.10	Title to Property	15
2.11	Intellectual Property	15
2.12	Environmental Matters	21
2.13	Taxes	22
2.14	Employee Benefit Plans	24
2.15	Employees and Independent Contractors	26
2.16	Certain Agreements Affected by the Merger	28
2.17	Interested Party Transactions	28
2.18	Insurance	28
2.19	Compliance with Laws	28
2.20	Brokers’ and Finders’ Fees	28
2.21	Suppliers; Customers	29
2.22	Material Contracts	29
2.23	No Breach of Material Contracts	30
2.24	Third-Party Consents	30
2.25	Minute Books	30
2.26	Complete Copies of Materials	31
2.27	Target Indebtedness	31
2.28	Export Control Laws	31
2.29	Termination of Employment Agreements	32
2.30	Termination of Pension Plan	32

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2.31	Representations Complete	32

ARTICLE III	REPRESENTATIONS AND WARRANTIES OF TARGET SHAREHOLDERS	32

3.1	Capital Structure	33
3.2	Authority	33
3.3	Conflicts	33
3.4	Consents	33

ARTICLE IV	REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB	33

4.1	Organization, Standing and Power	33
4.2	Authority	33

ARTICLE V	ADDITIONAL AGREEMENTS	34

5.1	Target Shareholder Release	34
5.2	Shareholder Approval	35
5.3	Public Disclosure	35
5.4	Further Assurances	35
5.5	Expenses	36

ARTICLE VI	CLOSING DELIVERIES	36

6.1	Target Closing Deliveries	36
6.2	Acquiror and Merger Sub Closing Deliveries	38

ARTICLE VII	INDEMNIFICATION	38

7.1	Survival of Representations, Warranties, Covenants and Agreements	38
7.2	Indemnification	38
7.3	Procedures	40
7.4	Termination of Indemnification for Representations	41
7.5	Remedies	42
7.6	Reduction of Hold Back Amount; Right of Set-Off Against Aggregate Earn-Out Consideration	42
7.7	Basket	43
7.8	Dispute Resolution	43
7.9	Distributions to Target Shareholders	44
7.10	Shareholder Representative	44
7.11	Merger Consideration Adjustment	45

ARTICLE VIII	GENERAL PROVISIONS	45

8.1	Notices	45
8.2	Interpretation	46

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8.3	Counterparts; Facsimile	47
8.4	Entire Agreement; Third Party Beneficiaries; Nonassignability	47
8.5	Amendment; Waiver	47
8.6	Severability	48
8.7	Remedies Cumulative	48
8.8	Governing Law; Jurisdiction	48
8.9	Rules of Construction	48
8.10	Waiver of Jury Trial	49
8.11	Enforcement	49

EXHIBITS:
Exhibit A	Form of Articles of Merger
Exhibit B	Schedule of Products
Exhibit C	Form of Transmittal Documents
Exhibit D	Form of Non-Competition and Proprietary Information Agreement
Exhibit E	Statement of Expenses

SCHEDULES:

Schedule 1.6(g)	Loans from Target

Target Disclosure Schedule

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of August 19, 2005 (the “Agreement Date”) by and among Silicon Laboratories Inc., a Delaware corporation (“Acquiror”), Sabine Merger Sub, Inc., a Texas corporation and wholly owned subsidiary of Acquiror (“Merger Sub”), Silicon MAGIKE, Inc., a Texas corporation (“Target”), the Target Shareholders executing a signature page hereto and Russell J. Apfel (the “Shareholder Representative”).

RECITALS:

A.            The respective Boards of Directors of Target, Acquiror and Merger Sub each believe it is advisable and in the best interests of their company and their respective shareholders that Acquiror acquire Target through the statutory merger of Merger Sub with and into Target (the “Merger”), have determined that the Merger is in furtherance of and consistent with their respective business strategies and, in furtherance thereof, have approved the Merger.

B.            Pursuant to the Merger, among other things, each outstanding share of Target Common Stock (as defined herein), shall be converted into the right to receive cash on the terms set forth herein.

C.            Target, Target Shareholders, Acquiror and Merger Sub desire to make certain representations and warranties and other agreements in connection with the Merger.

AGREEMENT:

NOW, THEREFORE, in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

 1.1    The Merger.  At the Effective Time (as hereinafter defined) and upon the terms and conditions of this Agreement and the applicable provisions of the Texas Business Corporation Act (“Texas Law”), Merger Sub shall be merged with and into Target, the separate corporate existence of Merger Sub shall cease and Target shall continue as the surviving corporation and as a wholly-owned subsidiary of Acquiror.  Target as the surviving corporation in the Merger is hereinafter sometimes referred to herein as the “Surviving Corporation.”

 1.2    Closing; Effective Time.  The closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of DLA Piper Rudnick Gray Cary US LLP, 1221 South Mopac, Suite 400, Austin, Texas, 78746, or at such other location as Acquiror and Target may agree.  At the Closing, the parties hereto shall cause the Merger to be consummated by filing Articles of Merger in the form attached hereto as Exhibit A (the “Articles of Merger”) with the Texas Secretary of State, in accordance with the applicable provisions of Texas Law.  The Merger shall become effective at the time the Articles of Merger are filed with the Texas Secretary of State (such time, the “Effective Time” and such date, the “Effective Date”).

 1.3    Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Articles of Merger and the applicable provisions of Texas Law.  Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of Target and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of Target and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

 1.4    Articles of Incorporation; Bylaws.

(a)           At the Effective Time, the Articles of Incorporation shall be amended and restated in their entirety to read as provided in Exhibit A to the Articles of Merger, until thereafter amended as provided by Texas Law and the Articles of Incorporation.

(b)           The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time (with appropriate adjustment to reflect the name of the Surviving Corporation set forth in the Articles of Incorporation), shall be the Bylaws of the Surviving Corporation until thereafter amended as provided by Texas Law, the Articles of Incorporation and such Bylaws.

 1.5    Directors and Officers.

(a)           The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation, to hold office until such time as such directors resign, are removed or their respective successors are duly elected or appointed and qualified.

(b)           The officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation, to hold office until such time as such officers resign, are removed or their respective successors are duly elected or appointed and qualified.

 1.6    Effect of Merger on the Capital Stock of the Constituent Corporations.

(a)           Certain Definitions.  For all purposes of this Agreement, the following terms shall have the following meanings:

“Target Shareholder” shall mean each holder of record of any Target Common Stock immediately prior to the Effective Time.

“Target Common Stock” shall mean shares of common stock of Target, no par value per share.

“Total Common Shares” shall mean the aggregate number of shares of Target Common Stock issued and outstanding immediately prior to the Effective Time.

“Aggregate Base Consideration” shall mean $15,940,000 minus (a) the Expense Adjustment Amount (as defined in Section 5.5), (b) the Target Debt Payments and (c) the Hold Back Amount.

“Base Payment” shall mean the quotient obtained by dividing (x) the Aggregate Base Consideration by (y) the Total Common Shares.

“Hold Back Amount” shall mean $1,600,000.

“Hold Back Payment” shall mean the quotient obtained by dividing (x) the portion of the Hold Back Amount that remains available for distribution after satisfaction of all obligations (including any pending Claims) pursuant to Article VII hereof by (y) the Total Common Shares.

“Earn-Out Period” shall mean the period starting January 1, 2006 and ending June 30, 2007.

“Target Products” shall mean (i) Target’s products offered for sale prior to the date hereof listed as Existing Products on the Schedule of Products attached as Exhibit B hereto (“Existing Products”), (ii) Target’s products in development listed as Planned Products on such Schedule of Products (“Planned Products”), and (iii) the portion of any products developed after the Effective Time in whole or in part by persons that were Target employees immediately prior to the Effective Time working as part of Acquiror’s high-voltage group under the direction of the high-voltage leadership using (a) high-voltage process technologies available to Target from its foundries or (b) Target IP Assets from the Existing Products or Planned Products (such portion, “New Products”) but, in each case, shall exclude any associated services.  The Schedule of Products shall specify the Product Category applicable to each Existing Product or Planned Product.  The high-voltage leadership shall promptly notify Acquiror of any product that the high-voltage leadership believes constitutes a New Product.  Acquiror shall determine the Product Category applicable to any New Product.

“Target Revenues” shall mean that portion of Acquiror’s consolidated revenues for the Earn-Out Period attributable to Target Products, including revenues generated by the licensing of any Target IP Rights contained in the Target Products.

“Target Cost of Revenues” shall mean that portion of Acquiror’s consolidated cost of revenues for the Earn-Out Period attributable to Target Products.  Target Cost of Revenues shall not include all or any portion of the Earn-Out Payments to the Target Shareholders pursuant to this Agreement.

“Target Gross Margin” shall mean a percentage equal to the quotient of (a) (i) Target Revenues minus (ii) Target Cost of Revenues, divided by (b) Target Revenues.

“Target Adjusted Gross Margin” shall mean the Target Gross Margin calculated excluding both the first $5,000,000 of Target Revenues and the Target Cost of Revenue associated with the first $5,000,000 of Target Revenues; provided that if Target Adjusted Gross Margin is greater than 70% then Target Adjusted Gross Margin shall be deemed to be 70%.

“Target Gross Profits” shall mean Target Revenues multiplied by the Target Adjusted Gross Margin.

“Qualified Customer” shall mean a customer that has both (a) registered a qualified design win according to the Acquiror’s standard procedures and (b) placed a field trials, prototype run, or production volume order for Target Products.

“Product Category” shall mean each of (1) Voice over IP (“VoIP”), (2) Power over Ethernet (“POE”), and (3) high-voltage analog and all other products (“Other”).  VoIP, POE and Other shall constitute the three Product Categories.

“Aggregate Earn-Out Consideration” shall mean (i) $0 if Target Revenues are not at least $5,000,000, and (ii) up to the Maximum Aggregate Earn-Out Consideration if Target Revenues are at least $5,000,000, which shall become payable as follows:

(1)           $2 of Aggregate Earn-Out Consideration for each $1 of Target Gross Profit associated with Target Revenues in excess of $5,000,000 and up to $10,000,000, with a maximum of $6,900,000 of Aggregate Earn-Out Consideration available under this subparagraph; plus

(2)           $3 of Aggregate Earn-Out Consideration for each $1 of Target Gross Profit associated with Target Revenues in excess of $10,000,000 and up to $15,000,000, with a maximum of $10,350,000 of Aggregate Earn-Out Consideration available under this subparagraph; plus

(3)           $4 of Aggregate Earn-Out Consideration for each $1 of Target Gross Profit associated with Target Revenues in excess of $15,000,000 and up to $16,000,000, with a maximum of $2,750,000 of Aggregate Earn-Out Consideration available under this subparagraph; plus

(4)           $3 of Aggregate Earn-Out Consideration for each $1 of Target Gross Profit associated with Target Revenues in excess of $20,000,000 and up to $22,000,000, with a maximum of $4,000,000 of Aggregate Earn-Out Consideration available under this subparagraph.

For purposes of this definition of Aggregate Earn-Out Consideration, if, at the end of the Earn-Out Period, Acquiror (including its consolidated subsidiaries) does not have five Qualified Customers in a particular Product Category, then the Target Gross Profit derived from all Target Products in such Product Category shall be reduced by 20% for each Qualified Customer below five (e.g., to 80% for 4 Qualified Customers, 60% for 3, 40% for 2, and 20% for 1); provided, however, that the Target Gross Profit for any particular Product Category shall not be reduced pursuant to this provision in the event Acquiror or the Surviving Corporation grants exclusive contractual rights that preclude attainment of five Qualified Customers.

The Aggregate Earn-Out Consideration is subject to reduction in accordance with Article VII.

No Aggregate Earn-Out Consideration would be payable with respect to Target Gross Profit associated with Target Revenues of (a) up to $5,000,000, (b) in excess of $16,000,000 and up to $20,000,000 or (c) in excess of $22,000,000.

“Maximum Aggregate Earn-Out Consideration” shall mean $24,000,000.

“Earn-Out Payment” shall mean the quotient obtained by dividing (x) the Aggregate Earn-Out Consideration by (y) the Total Common Shares.

“Merger Payments” shall mean the Base Payment, any Hold Back Payment and any Earn-Out Payment.

(b)           Effect on Target Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the Target Shareholders, each share of Target Common Stock issued and outstanding immediately prior to the Effective Time (other than any Dissenting Shares or any shares of Target Common Stock to be cancelled pursuant to Section 1.6(h) hereof) shall be cancelled and extinguished and converted into the right to receive the Base Payment, any Hold Back Payment and any Earn-Out Payment (subject to the terms hereof, including Article VII hereof, and contingent upon surrender of the certificate representing such share of Target Common Stock in the manner set forth in Section 1.8 hereof).  Each aggregate Merger Payment to a Target Shareholder shall be rounded down to the nearest cent.

(c)           Earn-Out.

(i)            Minimum Target Adjusted Gross Margin.  Notwithstanding anything to the contrary herein, if Target Adjusted Gross Margin is less than 55% then no Earn-Out Payment shall be payable and the Aggregate Earn-Out Consideration shall be $0.

(ii)           Earn-Out Measurement.  All determinations of Target Revenues, Target Cost of Revenue, Target Gross Margin, Target Adjusted Gross Margin and Target Gross Profit (collectively, “Target Performance Metrics”) shall be determined by Acquiror using its books and records in accordance with U.S. generally accepted accounting principles (“GAAP”) applied in the same manner, and using the same accounting policies and methodologies, as such principles are applied in the preparation of the consolidated financial statements of Acquiror in its quarterly and annual reports on Forms 10-Q and 10-K, as filed by Acquiror with the U.S. Securities and Exchange Commission (“SEC”) with respect to the Earn-Out Period, with adjustment (to exclude both the first $5,000,000 of Target Revenues and the Target Cost of Revenue associated with the first $5,000,000 of Target Revenues) to determine the Target Adjusted Gross Margin and Target Gross Profit in a manner consistent with Acquiror’s accounting policies and methodologies.  Notwithstanding the foregoing, in the event of adjustments to financial statements included in any periodic or current report filed by Acquiror pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), from the date hereof through the filing of Acquiror’s Quarterly Report on Form 10-Q for the fiscal quarter in which the Earn-Out Period ends, whether such adjustments are due to restatement, changes in accounting principles required under GAAP or pursuant to SEC comment or disclosure or accounting requirement or regulation, or otherwise that result in adjustments to the Target Performance Metrics for any period ending on or prior to end of the Earn-Out Period, the Target Performance Metrics derived from such revised and adjusted financial statements shall control in determining Target Performance Metrics.  Subject to the foregoing, the Target Performance Metrics shall reflect and be net of (without duplication) all (i) returns of Target Products and authorizations of returns of the Target Products whether or not physically received back from customer; (ii) warranty claims; (iii) product liability claims; (iv) uncollectible accounts and (v) other adjustments that are required under GAAP, including adjustments prescribed or advisable under Staff Accounting Bulletin #101 or pursuant to SEC comment, disclosure or accounting requirement or regulation.  Target Performance Metrics shall eliminate inter-company transactions among Acquiror and its subsidiaries such that Target Performance Metrics shall be based only on transactions between Acquiror (as a consolidated entity) and any third party.  Whenever Target Products are sold in combination with other products of Acquiror, the amount attributable to the Target Performance Metrics shall be allocated by Acquiror in its reasonable discretion in a fair and equitable manner taking into consideration the production costs and competitive analyses attributable to the various components of the combined product(s).

(iii)          Reporting.  No later than the 20th day following the earlier to occur of (1) the 10th day following the due date for the filing of Acquiror’s Quarterly Report on Form 10-Q for the fiscal quarter in which the Earn-Out Period ends, or (2) the actual filing date of such report, Acquiror shall prepare and deliver to the Shareholder Representative a report showing Target Revenues broken down by Target Product and the calculations of the Target Performance Metrics and the resulting Aggregate Earn-Out Consideration and Earn-Out Payment (the “Acquiror Report”).  The Acquiror Report shall be certified in writing on behalf of Acquiror by Acquiror’s principal executive officer or principal financial officer.  After receipt of such Acquiror Report, the Shareholder Representative shall have the right, at the Shareholder Representative’s expense and upon not less than ten days prior notice to Acquiror, to (a) meet with Acquiror to discuss Acquiror’s calculations, and (b) have reasonable access during normal business hours to inspect the records, working papers, schedules and other documentation (which Acquiror shall maintain for a period of not less than two years following delivery of such Acquiror Report) used or prepared by Acquiror in connection with the preparation of such calculations, in any such case solely for the purpose of verifying such calculations.  Unless the Shareholder Representative gives notice of its disagreement (a “Dispute Notice”) with Acquiror’s calculations of such Target Performance Metrics and the resulting Aggregate Earn-Out Consideration or Earn-Out Payment, as applicable, detailing the amount, nature and detailed basis of such dispute within 20 days after the delivery of the Acquiror Report, Acquiror’s calculations shall be final, conclusive and binding for all purposes, absent any fraud, intentional misrepresentation, willful misconduct or willful concealment by Acquiror with respect to the Target Performance Metrics, Aggregate Earn-Out Consideration or Earn-Out Payment calculations.

(iv)          Dispute Resolution.  In the event of such a dispute and delivery of the Dispute Notice, Acquiror and the Shareholder Representative shall first use diligent good faith efforts to resolve such dispute.  If they are unable to resolve the dispute within 30 days after delivery of the Dispute Notice, then the dispute shall be submitted to an independent, nationally recognized United States accounting firm (which need not be one of the

“big four” accounting firms, but shall not be Ernst & Young LLP or Acquiror’s then-current independent auditor) selected in writing by Acquiror, which firm shall select one of its partners (the “Arbitrator”) to determine matters in dispute.  Acquiror and the Shareholder Representative shall instruct the Arbitrator to make a decision as promptly as practicable but in no event later than 30 days after acceptance of such appointment.  The Acquiror and Shareholder Representative shall enter into any engagement letter reasonably required by the Arbitrator to perform the Arbitrator’s services hereunder.  A determination by the Arbitrator as to the resolution of any dispute (including all procedural matters) shall be binding and conclusive upon the parties.  A judgment of the determination made by the Arbitrator pursuant to this paragraph may be entered into and enforced by any court having jurisdiction thereover.  The Shareholder Representative and Acquiror shall each bear their own fees and expenses in connection with any such dispute.  The Shareholder Representative shall bear the fees and expenses of the Arbitrator with respect to any proceeding under this paragraph, unless the Aggregate Earn-Out Consideration determined pursuant to Acquiror’s calculations shall be less than 95% of the Aggregate Earn-Out Consideration finally determined by the Arbitrator (in which case the fees and expenses of the Arbitrator shall be paid by Acquiror).

(v)           Earn-Out Distributions.  If Aggregate Earn-Out Consideration is greater than $0, then Acquiror shall send the Earn-Out Payments to the Target Shareholders (subject to the terms hereof, including Article VII hereof, and contingent upon surrender of the certificate representing such share of Target Common Stock in the manner set forth in Section 1.8 hereof) within 30 business days following the occurrence of both: (A) the end of the Earn-Out Period and (B) the earlier of (i) the expiration of the time period during which the Shareholder Representative may deliver the Dispute Notice pursuant to Section 1.6(c)(iii) without the delivery of any such Dispute Notice, (ii) the written and unconditional waiver by the Shareholder Representative of the time period during which the Shareholder Representative may deliver the Dispute Notice pursuant to Section 1.6(c)(iii) or (iii) the resolution of all disputes pursuant to Section 1.6(c)(iv).  The date on which all Earn-Out Payments have been sent to the Target Shareholders is referred to herein as the “Distribution Date.”

(vi)          Earn-Out Standard.  Acquiror shall not act in bad faith to take any action which has as its purpose to materially and adversely prevent payment of the Earn-Out Payments.  Subject to the foregoing sentence, Acquiror shall be free to operate the business in the manner Acquiror deems to be in the interest of Acquiror and Acquiror’s stockholders.  Target, the Target Shareholders and the Shareholder Representative acknowledge that this provision is the sole standard by which Acquiror’s actions shall be judged with respect to the Earn-Out Payments.

(vii)         Earn-Out Payment Rights Not Transferable.  Except as set forth in Section 8.4 hereof, no Target Shareholder may sell, exchange, transfer or otherwise dispose of his, her or its right to receive the Earn-Out Payment and any transfer in violation of this provision shall be null and void and shall not be recognized by Acquiror, Merger Sub, Target or the Surviving Corporation.

(viii)        Imputed Interest.  In the event any Earn-Out Payment is required to be made to the Target Shareholders pursuant to the terms and provisions hereof,

Acquiror shall determine and report to the appropriate tax authorities the amount of interest allocable to such payment (as provided by Section 483 of the Code and related Section 1.483-4 of the Treasury Regulations promulgated thereunder), if any, with such interest amount being referred to herein as the “Imputed Interest Amount.”  The parties acknowledge and agree that no separate cash payment will be made by Acquiror with respect to an Imputed Interest Amount and, as a consequence, a portion of any Earn-Out Payment (the “Interest Payment”) would be treated as being paid to the Target Shareholders in satisfaction of the Imputed Interest Amount.  Acquiror shall have no liability whatsoever with respect to any tax obligations with respect to any Imputed Interest Amount.

(ix)          Bankruptcy.  Any Earn-Out Payments earned up to the date of any of the following events shall become immediately due and payable upon the earliest to occur of (a) Acquiror’s dissolution (other than pursuant to a reincorporation or similar restructuring); (b) the appointment of a trustee or receiver for all or substantially all of the assets of Acquiror; (c) any involuntary bankruptcy proceeding against the Acquiror results in the entry of an order for relief of Acquiror’s debts; or (d) Acquiror voluntarily files for bankruptcy protection.

(d)           Target Restricted Stock.  With respect to any shares of Target Common Stock issued and outstanding immediately prior to the Effective Time that are unvested and subject to a repurchase right under any applicable restricted stock purchase agreement or similar agreement with Target (“Target Restricted Stock”), Target shall take all action to provide for the acceleration and vesting in full (including termination of any repurchase right, risk of forfeiture or other similar condition) of such Target Restricted Stock prior to the Effective Time.

(e)           Withholding Taxes.  Acquiror shall be entitled to withhold from any payments otherwise called for hereunder, any amount required by law to be withheld with respect to any state, federal and foreign taxes in connection with the transactions contemplated hereby.

(f)            Target Debt.  Acquiror shall pay $1,004,539.45 (the “Mohan Debt Payment”) to Michael Mohan at Closing in satisfaction of all obligations of Target under the Amended and Restated Promissory Note dated June 16, 2005 and effective May 5, 2005 with a principal amount of $995,600 (the “Mohan Note”).  Acquiror shall pay $1,307,063.87 (the “Apfel Debt Payment”) to Russell J. Apfel at Closing in satisfaction of all obligations of Target under the Amended and Restated Promissory Note dated June 16, 2005 and effective May 5, 2005, as amended to date with a principal amount of $1,239,238.63 (the “Apfel Note”).  The sum of the Mohan Debt Payment and Apfel Debt Payment is referred to herein as the “Target Debt Payments.”

(g)           Loans from Target.  In the event that any Target Shareholder has outstanding loans from Target as of the Effective Time, which loans shall be listed on a Schedule 1.6(g) as of the date hereof and updated as of the business day prior to the Closing, the Base Payment (and any Earn-Out Payment) payable to such Target Shareholder pursuant to this Agreement shall be reduced by the amount of the outstanding principal plus accrued interest of such Target Shareholder’s loan as of the Effective Time.  Such Target Shareholder shall be solely responsible with respect to any taxes which may become payable with respect to such loan repayment.

(h)           Cancellation of Treasury Stock and Acquiror-Owned Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the Target Shareholders, each share of Target Common Stock, if any, owned by Acquiror or Target, or any subsidiary of Acquiror or Target, immediately prior to the Effective Time, shall be automatically cancelled and extinguished without any conversion thereof and no consideration shall be delivered in exchange therefor.

(i)            Capital Stock of Merger Sub.  At the Effective Time, by virtue of the Merger and without any action on the part of Acquiror, Merger Sub, Target or the Target Shareholders, each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation.  Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

 1.7    Dissenting Shares.  “Dissenting Shares” shall mean any shares of Target Common Stock in respect of which appraisal rights have not effectively been waived, withdrawn or lost in accordance with Texas Law.  Notwithstanding anything contained herein to the contrary other than the following provisions of this Section 1.7, any Dissenting Shares shall not be converted into the right to receive the Merger Payments but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to Texas Law.  Target shall give Acquiror prompt notice of any written objections or demands for payment of the fair value of shares, withdrawals of such objections or demands, and any other instruments served pursuant to Texas Law and received by Target.  Acquiror shall be entitled to direct and participate in all negotiations and proceedings with respect to objections or demands for appraisal.  Target agrees that, except with the written consent of Acquiror, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand.  Each holder of Dissenting Shares who, pursuant to the provisions of Texas Law, becomes entitled to payment of the fair value for shares of Target Common Stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions or as otherwise agreed by Acquiror) from the Surviving Corporation.  If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then such shares shall be converted into the right to receive the Merger Payments in respect of such shares had such shares never been Dissenting Shares (but subject to all the terms hereof).

 1.8    Surrender of Certificates.

(a)           Exchange Procedures.  At the Closing, Target shall deliver to Acquiror the stock certificates representing all outstanding shares of Target Common Stock (the “Certificates”) and signed Shareholder Acknowledgment and related documentation from each Target Shareholder in the form attached as Exhibit C (the “Transmittal Documents”).  Each such Certificate shall be cancelled and the Acquiror shall send the Target Shareholder the applicable Base Payment by check within one business day following the Closing.  All Merger

Payments shall be sent by Acquiror via personal delivery, overnight courier or U.S. Mail to the Target Shareholder at the address set forth for such Target Shareholder on the Shareholder Acknowledgement (or, at Acquiror’s discretion, such other address as such Target Shareholder has given Acquiror in writing).  Any Target Shareholder holding Dissenting Shares that lose their status as such following the Effective Time and become converted into the right to receive the Merger Payments shall be sent the Base Payment within 30 days following such Target Shareholder’s delivery of the applicable Certificate and Transmittal Documents.

(b)           Unclaimed Payments.  Any Merger Payments with respect to Target Common Stock not properly delivered by a Target Shareholder pursuant to Section 1.8 prior to the second anniversary of the Effective Date shall be retained by Acquiror.  Thereafter, any Target Shareholder who theretofore has not complied with this Section 1.8 shall be entitled to look to Acquiror (subject to abandoned property, escheat and other similar laws) only as a general creditor thereof with respect to any Merger Payments that may be payable upon due surrender of the Certificates held by them.

 1.9    No Further Transfers.  Other than as set forth in Section 1.6(d), (h) and (i) hereof, there shall be no further registration on the records of the Surviving Corporation of transfers of shares of Target Common Stock on or after the Effective Date.

 1.10  Lost, Stolen or Destroyed Certificates.  In the event any Certificate shall have been lost, stolen or destroyed, Acquiror shall only be obligated to deliver the Merger Payments with respect to the Target Common Stock represented by such lost, stolen or destroyed Certificate upon delivery of (a) an affidavit by such Target Shareholder regarding such lost, stolen or destroyed Certificate, (b) an agreement by such Target Shareholder to indemnify Acquiror and the Surviving Corporation with respect to any claim that may be made against Acquiror, the Surviving Corporation or any of their agents with respect to the Certificate alleged to have been lost, stolen or destroyed and (c) a bond in such sum as Acquiror may reasonably direct as security for the owner’s indemnity obligation under the foregoing clause (b).

 1.11  Tax Consequences.  Each party has consulted with its own tax advisors with respect to the tax consequences of the Merger.

 1.12  Taking of Necessary Action; Further Action.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, properties, rights, privileges, powers and franchises of Target and Merger Sub, the officers and directors of the Surviving Corporation and Acquiror are fully authorized (in the name of Target, Target Shareholders, Merger Sub or otherwise) to take all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF TARGET

Target represents and warrants to Acquiror and Merger Sub that the statements contained in this Article II are true and correct, except as set forth in the Target Disclosure Schedule attached hereto (the “Target Disclosure Schedule”).  The Target Disclosure Schedule is arranged in paragraphs corresponding to the numbered sections (or subsections) contained in this Agreement, and the disclosure in any paragraph shall qualify only the corresponding section (or subsection) in this Agreement and any other section (or subsection) of this Agreement for which the relevance of such disclosure is apparent on the face of such disclosure.

 2.1    Organization, Standing and Power.  Target is a corporation duly organized, validly existing and in good standing under the State of Texas and has full corporate power and authority to conduct its business as presently conducted and as proposed to be conducted.  Section 2.1 of the Target Disclosure Schedule lists each jurisdiction in which Target is qualified to do business and in good standing.  Target is duly qualified to do business and in good standing in each jurisdiction where the failure to be so qualified constitutes or could reasonably be expected to result in a Target Material Adverse Effect.  “Target Material Adverse Effect” means any event, change, condition or effect that is materially adverse to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations or prospects of Target, other than the following in and of themselves, either alone or in combination:  (1) general economic or financial conditions, (2) conditions affecting the semiconductor industry as a whole; or (3) natural disasters or acts of God or war, including war, terrorism, earthquakes, weather and disease.  Target has furnished to Acquiror true and complete copies of the Articles of Incorporation and Bylaws, each as amended to date and currently in effect.  Target is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.  Target does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

 2.2    Capital Structure.

(a)           The authorized capital stock of Target consists exclusively of 40,000,000 shares of Target Common Stock and 20,000,000 shares of preferred stock, no par value per share “Target Preferred Stock.”  Target Common Stock and Target Preferred Stock are referred to herein as “Target Capital Stock.”  There are 17,835,000 shares of Target Common Stock issued and outstanding and there are no other shares of Target Capital Stock issued or outstanding.  All of the issued and outstanding shares of Target Common Stock have been duly authorized and validly issued, are fully paid and non-assessable and are free of any liens, pledges, options, charges, restrictions or other encumbrances.  The issued and outstanding shares of Target Common Stock are not subject to, and the issuance thereof has not triggered any, preemptive rights or rights of first refusal, in each case (i) created by statute, (ii) the Articles of Incorporation or Bylaws of Target or (iii) any agreement to which Target is a party or by which it is bound.  Each share of Target Common Stock has been issued in exchange for consideration equal to the fair market value of such share as reasonably determined by Target’s Board of Directors.  Target has never sold securities in violation of any applicable securities laws.  The Target Capitalization Spreadsheet provided to Acquiror at Closing (the “Target Capitalization Spreadsheet”) has been accurately prepared by Target and sets forth, as of the Effective Time, (i) all Target Shareholders and their respective last known addresses and federal taxpayer identification numbers, (ii) the number of shares of Target Common Stock held by each Target Shareholder (including the respective Certificate numbers), (iii) the aggregate Base Payment with respect to the Target Shareholder’s shares of Target Common Stock, and (iv) the Hold Back Amount with respect to each Target Shareholder at Closing.  The Target Capitalization Spreadsheet has been certified as true, complete and correct by the chief executive officer and chairman of the board of Target.

(b)           No person or entity owns or has a right (contingent or otherwise) to acquire any Target Capital Stock or options, warrants, subscriptions, convertible securities or other securities or rights exercisable or exchangeable for, or convertible into, Target Capital Stock or other ownership interest of any type with respect to Target or Target’s assets.  Target has no obligation (contingent or otherwise) to issue any option, warrant, subscription, convertible security or other securities or rights or to issue or distribute to holders of any shares of Target Common Stock any evidences of indebtedness or assets of Target.  Target has no obligation or right (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of Target Capital Stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

(c)           There are no agreements of Target to register any securities under the Securities Act.  There are no agreements to which Target is a party, or, to which any shares of Target Common Stock are subject, relating to the voting of shares of Target Common Stock or otherwise granting, limiting or affecting the rights pertaining to shares of Target Common Stock.

(d)           Target has delivered to Acquiror a true, correct and complete copy of each election statement under Section 83(b) of the Code, if any, filed by each person who acquired unvested shares of Target Common Stock or other property subject to substantial risk of forfeiture, together with evidence of timely filing of such election statement with the appropriate Internal Revenue Service Center.

 2.3    Authority.  Target has all requisite corporate power and authority to enter into this Agreement and has the power and authority to consummate the transactions contemplated hereby.  The execution and delivery by Target of this Agreement and the Articles of Merger and the consummation by Target of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action on the part of Target.  The Board of Directors of Target has unanimously (a)  approved this Agreement, the Articles of Merger, the Merger and the other transactions contemplated hereby, with no directors voting against, (b) determined that in its judgment the Merger is advisable and in the best interests of the Target Shareholders and is on terms that are fair to Target and Target Shareholders and (c) recommended that the Target Shareholders adopt and approve this Agreement, the Articles of Merger, the Merger and the transactions contemplated hereby.  The affirmative vote of the holders of two-thirds of the outstanding shares of Target Common Stock is the only vote or consent of the holders of Target’s shareholders necessary to approve this Agreement, the Articles of Merger, the Merger and the other transactions contemplated hereby and such consent has been validly obtained.  All of the Target Shareholders have validly executed this

Agreement and such execution constitutes effective action by written consent of shareholders to approve this Agreement, the Articles of Merger, the Merger and the transactions contemplated hereby, under Texas Law, all other applicable laws regulations and under the Target Articles of Incorporation.  This Agreement has been duly executed and delivered by Target and constitutes a valid and binding obligation of Target enforceable in accordance with its terms.  The execution and delivery of this Agreement and the Articles of Merger by Target does not, and the consummation of the Merger and the other transactions contemplated hereby will not, conflict with, or result in any violation of, or breach of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require a waiver or consent under (a) Target’s Articles of Incorporation or Bylaws (each as amended to date), (b) any Material Contract, or (c) any permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Target or its properties or assets.  No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality (“Governmental Entity”) is required by or with respect to Target in connection with the execution and delivery of this Agreement or the consummation of the other transactions contemplated by this Agreement, except for  the filing of the Articles of Merger with the Texas Secretary of State.

 2.4    Financial Statements.  Included as an attachment to Section 2.4 of the Target Disclosure Schedule are Target’s unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the fiscal years ended, December 31, 2003 and 2004 and unaudited financial statements (balance sheet, statement of operations and statement of cash flows) as at, and for the six-month period ended, June 30, 2005 (collectively, the “Target Financial Statements”).  The balance sheet dated June 30, 2005 (the “Target Balance Sheet Date”) included in the Target Financial Statements is referred to herein as the “Target Balance Sheet.”  The Target Financial Statements complied as to form in all material respects with applicable accounting requirements as of their respective dates, and were prepared in accordance with GAAP (except that the financial statements do not have notes thereto and are subject to normal year-end audit adjustments which will not be material individually or in the aggregate) applied on a consistent basis throughout the periods indicated and with each other.  The Target Financial Statements fairly present in all material respects the financial condition and operating results of Target as of the dates, and during the periods indicated therein (subject to normal year-end audit adjustments which will not be material individually or in the aggregate).

 2.5    Absence of Certain Changes.  Since January 1, 2005, Target has conducted its business in the ordinary course consistent with past practice, and there has not occurred:

(a)           any change, event or condition (whether or not covered by insurance) that has resulted in, or could reasonably be expected to result in, a Target Material Adverse Effect;

(b)           any acquisition, exclusive license, sale or transfer of any material asset of Target (including any transfers of Target IP Assets (as defined in Section 2.11));

(c)           any change in accounting methods or practices (including any change in revenue recognition or depreciation or amortization policies or rates) by Target or any revaluation by Target of any of its assets;

(d)           any declaration, setting aside, or payment of a dividend or other distribution with respect to Target Capital Stock, or any direct or indirect redemption, purchase or other acquisition by Target of any Target Capital Stock;

(e)           any stock split, reverse stock split (including any dividend or distribution of securities convertible into Target Capital Stock), reorganization, recapitalization or other like change with respect to Target Capital Stock;

(f)            any Material Contract entered into by Target;

(g)           any amendment or termination of, or default under, any Material Contract to which Target is a party or by which it is bound;

(h)           any amendment or change to the Articles of Incorporation or Bylaws of Target or any proposal by Target’s Board of Directors or Target’s shareholders relating thereto;

(i)            any increase in or modification of the compensation (including equity incentives) or benefits payable or to become payable by Target to any of its directors, employees, or Independent Contractors (as defined herein);

(j)            any payment to any Target Shareholder, officer, director or employee other than for salary in the ordinary course of business; or

(k)           any negotiation or agreement by Target to do any of the things described in this Section 2.5.

 2.6    Absence of Undisclosed Liabilities.  Target has no material obligations or liabilities of any nature (whether matured or unmatured, fixed or contingent and whether or not required to be included in financial statements under GAAP) other than (a) those set forth in the Target Balance Sheet, (b) those incurred in the ordinary course of business since the Target Balance Sheet Date consistent with past practice, and which, individually or in the aggregate, have not resulted in, and could not reasonably be expected to result in, a Target Material Adverse Effect, and (c) its obligations under this Agreement.

 2.7    Litigation.  There is no private or governmental action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Target, threatened, against Target or any of its properties or any of its current or former officers, directors, employees or consultants (in their capacities as such) nor, to the knowledge of Target, is there any reasonable basis therefor.  There is no judgment, decree or order against Target or, to the knowledge of Target, any of its current or former officers, directors, employees or consultants (in their capacities as such).  There is no action, suit, dispute, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, that Target has pending or threatened against other parties or, to the knowledge of Target, any basis therefor.  There is no dispute between Target and any person or entity (including any employee, supplier, sales representative, distributor, customer or other party) that could reasonably be expected to result in an action, suit, proceeding, claim or arbitration brought by or against Target.

 2.8    Restrictions on Business Activities.  There is no agreement, judgment, injunction, order or decree binding upon Target, any Target Shareholder, or Target employee, officer or director which could reasonably be expected to have the effect of prohibiting or impairing any business practice of Target, any acquisition of property by Target or the conduct of business by Target as currently conducted or proposed to be conducted by Target, whether before or after the Merger.

 2.9    Governmental Authorization.  Target has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization of a Governmental Entity (a) pursuant to which Target currently operates or holds any interest in any of its properties or (b) that is required for the operation of Target’s business or the holding of any such interest ((a)and (b) herein collectively referred to as “Target Authorizations”), and all of such Target Authorizations are in full force and effect.

 2.10  Title to Property.  Target has good and indefeasible title to all of its properties, interests in properties and assets, real and personal, reflected in the Target Balance Sheet or acquired after the Target Balance Sheet Date, and valid leasehold interests in all leased properties and assets, free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except for (i) the lien for current taxes not yet due and payable, (ii) such imperfections of title, liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise impair business operations involving such properties, and (iii) liens securing debt which is reflected on the Target Balance Sheet.  The plant, property and equipment of Target that are used in the operations of its business are in good operating condition and repair, normal wear and tear excepted.  All properties used in the operations of Target are reflected in the Target Balance Sheet to the extent GAAP requires the same to be reflected.  Target does not own any fee interest in any real property.  Section 2.10 of the Target Disclosure Schedule identifies each parcel of real property leased by Target.  Target has not received any written notice from any Governmental Entity with respect to (and Target is not aware of) any violation of any law, regulation or code, including any building code, with respect to Target’s property interests.  Target has not received any written notice from any Governmental Entity of (and Target is not aware of) any eminent domain proceedings for the condemnation of its property that are threatened or currently pending.

 2.11  Intellectual Property.

(a)           Definitions.  The following terms shall be defined as follows:

(i)            “Intellectual Property Rights” means any and all rights existing now or in the future under patent law, copyright law, neighboring rights law, industrial design rights law, semiconductor chip or mask work protection law, moral rights law, database protection law, trade secret law, trademark law, unfair competition law, publicity rights law, privacy rights law, licenses and other conveyances and any and all similar proprietary rights, and any and all renewals, extensions and restorations thereof, now or hereafter in force and effect, whether worldwide or in individual countries or regions.

(ii)           “Intellectual Property Agreements” means agreements or arrangements relating in any way, whether wholly or partly, to the Target IP Rights and to which Target is a party or which binds Target on the Effective Date.

(iii)          “Target IP Assets” means any and all inventions (whether patentable or not), invention disclosures, works of authorship (including but not limited to Software), industrial designs, improvements, trade secrets, confidential information, databases, data collections and compilations, proprietary information, know how, process technology, plans, drawings, blueprints, technical data, customer lists, customer databases, software (in source and object code form), and products, as well as all documentation relating to any of the foregoing, and trademarks, service marks, domain names, and logos owned by Target or used by Target in the conduct of its business or otherwise by Target.

(iv)          “Target IP Rights” means any and all Intellectual Property Rights existing in, accruing from, arising out of, or relating to the Target IP Assets.

(b)           Target IP Rights and Target IP Assets.

(i)            Section 2.11(b)(i) of the Target Disclosure Schedule sets forth a true and accurate list of all Patents and inventions for which patent applications may be filed in the U.S. by Surviving Corporation as of the Effective Date (“Patentable Inventions”) included in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties, (4) a valid patent or pending patent application exists and is held by the Target, and (5) for each Patentable Invention, a list of each inventor.  Target owns or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all such Patents and Patentable Inventions.  For all Patentable Inventions, Target has acquired the assignment of all rights in and to the Patentable Inventions from the inventors of such Patentable Inventions, Target has not disclosed any such Patentable Invention to any third party except as protected by a written confidentiality agreement, and Target has not sold or offered for sale such Patentable Invention or any products that utilize such Patentable Invention.  As used in this Section, the term “Patents” shall mean issued patents or patent applications and any utility patent, design patent, patent of importation, patent of addition, certificate of addition, certificate or model of utility, whether domestic or foreign, and all divisions, continuations, continuations-in-part, reissues, reexaminations, renewals or extensions thereof, and any letters patent that issue thereon.

(ii)           Section 2.11(b)(ii) of the Target Disclosure Schedule sets forth a true and accurate list of all Trademarks included in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties, and (4) a valid registration or pending application for registration exists and is held by the Target.  Target owns or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all such Trademarks.  As used in this Section, the term “Trademark” shall include all trademarks, service marks, trade names, logos, insignia or other marks which are used, have been used, or are currently proposed to be used in the business of Target.

(iii)          Section 2.11(b)(iii) of the Target Disclosure Schedule sets forth a true and accurate list of all Copyrighted Works in the Target IP Assets, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties or jointly owned with one or more third parties, and (4) a valid registration or pending application for registration exists and is held by the Target.  Target owns or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all of the Copyrighted Works.  As used in this Section, the term “Copyrighted Works” shall include all works of authorship that are fixed in a tangible medium that are used, have been used, or are currently proposed to be used in the business of Target.

(iv)          Section 2.11(b)(iv) of the Target Disclosure Schedule sets forth a true and accurate list of all other Target IP Rights or Target IP Assets not already disclosed on the Target Disclosure Schedule, and, for each item on such list, indicates whether (1) wholly owned by Target, (2) licensed to Target by a third party, (3) subject to licenses granted by the Target to one or more third parties or jointly owned with one or more third parties, and (4) a valid registration or pending application for registration exists and is held by the Target.  Target owns or has, pursuant to an Intellectual Property Agreement, a valid and enforceable license to all other such Target IP Rights or Target IP Assets.

(v)           Section 2.11(b)(v) of the Target Disclosure Schedule sets forth a true and accurate list of all Software Licenses. All Software Licenses are in full force and effect.  Target is in compliance with, and has not breached any term of any of any Software Licenses.  Following the Effective Date, the Surviving Corporation will be permitted to exercise all rights under any Software Licenses to the same extent that Target would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that Target would otherwise be required to pay.  As used in this Section, the term “Software Licenses” shall mean any agreement or license under which Target is given the rights necessary to use software (including design tools, productivity applications, utilities and other applications) used in the business of Target and in effect as of the Effective Date.  None of (a) the Target IP Assets owned by Target or, to Target’s knowledge, used by Target or (b) Target Products use, embed or incorporate any computer software or programs which are subject to any “open source,” “copyleft,” or similar types of license terms (including any GNU General Public License, Lesser General Public License, Mozilla license, Berkley Software Distribution License, Open Source Initiative license, MIT, Apache, Public Domain license and the like) and none of the Target’s products are subject to any such license in whole or in part.

(vi)          Section 2.11(b)(vi) of the Target Disclosure Schedule sets forth a true and accurate list of all Intellectual Property Agreements other than those included on Schedule 2.11(b)(v).  All Intellectual Property Agreements are in full force and effect.  Target is in compliance with, and has not breached any term of any Intellectual Property Agreement and, to the knowledge of the Target, all other parties to the Intellectual Property Agreements are in compliance in all respects with, and have not breached any term of, such Intellectual Property

Agreements.  Following the Effective Date, the Surviving Corporation will be permitted to exercise all rights under all Intellectual Property Agreements to the same extent that Target would have been able to had transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties, or payments that Target would otherwise be required to pay.

(vii)         The Target is either the sole owner, free of any encumbrance, of all Target IP Rights or has a license thereto pursuant to an Intellectual Property Agreement (a) used or currently proposed to be used in the business of the Target, and/or (b) sufficient for the conduct of the Target’s business as currently conducted and as currently proposed to be conducted.  The Target has the exclusive right to file, prosecute, and maintain any applications and registrations for the Target IP Rights or Target IP Assets indicated as wholly owned by the Target pursuant to Section 2.11(b) of the Target Disclosure Schedule.  Target is not subject to any agreement that restricts the use, transfer, delivery or licensing by Target of such wholly owned Target IP Rights or Target IP Assets and has not covenanted or agreed to forbear asserting any such Target IP Rights or Target IP Assets.  Except as indicated in Section 2.11(b)(vii) of the Target Disclosure for each Target IP Rights or Target IP Asset licensed from third parties, the Target holds a valid, fully paid, and non-royalty bearing license from such third parties.  With respect to any Target IP Rights or Target IP Asset licensed from third parties and subject to royalty or other payment obligation as set forth in Section 2.11(b)(vii) of the Target Disclosure Schedule, no royalties or continuing payment obligations are past due.  The Target IP Rights comprise all Intellectual Property Rights necessary for the conduct of the business of the Target as conducted and as proposed to be conducted.  All Target IP Rights or Target IP Assets indicated as wholly owned by the Target pursuant to Section 2.11(b) of the Target Disclosure Schedule were developed using the private funds of Target.  No government funding; facilities of a university, college, other educational institution or research center; or funding from any third party (other than funds received (a) in consideration for Target Common Stock, (b) in exchange for the Apfel Note or Mohan Note, or (c) pursuant to the loan from American Bank of Commerce) was used in the development of the wholly owned Target IP Rights or Target IP Assets.

(viii)        All granted patents and registered trademarks or copyrights in the Target IP Rights are valid, subsisting, and in full force. All maintenance and annual fees have been fully paid and all fees paid during prosecution and after issuance of any Patent comprising or relating to such item have been paid in the correct entity status amounts. Target has taken all reasonable and necessary steps (based on standard industry practice and in accordance with all applicable rules, regulations and laws) to diligently prosecute all applications listed in Section 2.11(b) of the Target Disclosure as pending and all such pending applications are in good standing.  None of the Target IP Rights is involved in any interference, reissue, re-examination or opposition proceeding, and there has been no written notice received by Target that any such proceeding will hereafter be commenced.  No Target IP Rights are subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation of any governmental authority restricting in any manner the use, transfer or licensing thereof by the Target, or that may affect the validity, use or enforceability of such Target IP Rights.  All application and renewal fees, costs, charges and taxes required for the maintenance of the Target IP Rights have been duly paid on time.

(ix)          Target has used all commercially reasonable efforts to protect the Target IP Rights against dilution, infringement and misappropriation, or any of them, by third parties and to preserve the Target’s rights therein.  Without limiting the generality of the foregoing, Target has secured valid, written assignments from all Contributors of their rights to any and all contributions made by such Contributors to the Target IP Assets, which contributions and all Intellectual Property Rights related thereto the Target did not fully own by operation of law prior to such assignment.  No past or present Contributor retains any interest or right in relation to any part of the Target IP Rights and there are no royalties, fees or other payments payable to any Contributor under any written or oral contract or understanding by reason of the ownership, use, sale or disposition of any Target IP Rights.  No Contributor has performed services for any government, university, college or other educational institution or research center during a period of time during which such Contributor was also performing services for the Target.  For purposes of this clause, “Contributors” means any and all current or former consultants, contractors, employees or other individuals that have contributed to the creation or development of any or all of the Target IP Assets.

(x)           To the knowledge of Target, none of the Target IP Rights has been or is currently being infringed by any third parties nor is there a breach of any license or agreement involving Target IP Rights and Target knows of no specific threat to do so.

(xi)          Target has received no demand, claim, notice, or inquiry from any third party in respect of the Target IP Rights that challenges, threatens to challenge, or inquires as to whether there is any basis to challenge, the validity, enforceability, ownership or the rights of the Target in or to the Target IP Rights, and Target knows of no basis for any such challenge.

(xii)         Target has not granted to any third party any exclusive licenses, rights of refusal or other rights to any Target IP Rights or to any Target products.

(xiii)        Reserved.

(xiv)        Target is not subject to any proceeding or outstanding decree, order, judgment or stipulation restricting in any manner the use, transfer or licensing of any Target IP Rights or Target IP Assets, or which may affect the validity, use or enforceability of such any Target IP Rights or Target IP Assets.

(xv)         Target or Target’s employees have not participated in, contributed to, or submitted materials for any industry setting standards organization that would, whether under law, in equity or under the policies, procedures, rules or regulations of such organization, adversely affect Target’s ownership in Target IP Rights or Target IP Assets, including without limitation the Patentable Inventions, or impose any obligation whatsoever on Target or the Surviving Corporation for the licensing of any Target IP Rights or Target IP Assets.

(xvi)        There are no written settlements, forbearances to sue, consents, judgments, or orders of any Governmental Entity or any similar obligations that are (i) imposed by a Governmental Entity, (ii) sanctioned by a Governmental Entity or (iii) related to a dispute, in each case, which in any material respect (a) restrict the right of Target or the Surviving Corporation to use or assert any Target IP Rights or Target IP Assets, or (b) restrict the business of Target or the Surviving Corporation in order to avoid infringing upon a third party’s intellectual property rights or (c) that permit third parties to use any Target IP Rights or Target IP Assets.

(xvii)       Target is not in breach of any license, sublicense or other agreement relating to the Target IP Assets or Target IP Rights.  Neither Target nor any Target shareholder, officer, director or Contributor is in breach of any non-compete, non-solicitation, or notice requirement relating to Target’s business.  The execution, delivery or performance of this Agreement or any agreement contemplated hereby or the consummation of the Merger or any of the transactions contemplated by this Agreement shall not result in a breach of any third party agreement or trigger, contravene, conflict with or result in any third party non-compete, notification, non-solicitation, covenant not to sue, right of first refusal, right of first negotiation or other third party right. Neither the execution, delivery or performance of this Agreement or any agreement contemplated hereby nor the consummation of the Merger or any of the transactions contemplated by this Agreement will contravene, conflict with or result in any limitation on the Surviving Corporation and/or Acquiror’s right to own or use any Target IP Assets or Target IP Rights.

(xviii)      No product liability claims have been asserted or threatened against Target.

(c)           Third-Party Intellectual Property Rights.

(i)            The operation of the business of the Target as such business currently is conducted and currently proposed to be conducted (including, but not limited to, employing, licensing or otherwise exploiting the Target IP Assets) has not, does not, and (as the business of Target is currently proposed to be conducted) will not (1) infringe or misappropriate any Intellectual Property Rights of a third party or (2) constitute unfair competition or trade practices under the laws of any applicable jurisdiction.  All of the technology included in the Existing Products and/or the Planned Products was developed (i) by employees or contractors of Target without the unlawful or unauthorized use of any third party technology or Intellectual Property Rights, and (ii) after the expiration of any period of non-competition that would restrict such development as set forth in any agreement with any third party.

(ii)           Target has received no demand, claim, notice, or inquiry from any third person with respect to the operation of the business of the Target (including, but not limited to, employing, licensing or otherwise exploiting the Target IP Assets) alleging, alluding to, or insinuating that there may be any basis to claim (1) infringement, misappropriation, dilution, or other actionable harm to any third-party Intellectual Property Rights or (2) such operation constitutes unfair competition or trade practices under the laws of any applicable jurisdiction, and Target knows of no basis for any such allegation.

(iii)          Target has taken all commercially reasonable steps to cause (a) any confidential information of third parties to be properly maintained and returned or disposed of in accordance with any obligations imposed on the recipient of such information,

(b) any confidential information of third parties not to be used or disclosed in violation of any obligation to any third party, and (c) any employee or contractor not to use or disclose the confidential information of any previous employer or client in the course of his or her employment or engagement with Target.

(iv)          No person employed by or, to the best of Target’s knowledge, consulting with, Target has (a) violated or is violating any of the terms or conditions of his employment, non-competition, non-solicitation or non-disclosure agreement with any former employer or other third party, (b) disclosed or is disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of any former employer or other third party or (c) interfered or is interfering in the employment relationship between any third party and any of its present or former employees.  No person employed by, or consulting with, Target has used any trade secret or any information or documentation proprietary to any third party, nor has any such person violated any confidential relationship which such person may have had with any third party, in connection with the development, manufacture or sale of any Existing Product or Planned Product or the development or sale of any service or proposed service of the Target, and the Target has no reason to believe there will be any such employment or violation.

(v)           Target has not entered into any agreement to indemnify any other person against any charge of infringement of any Intellectual Property Right, other than indemnification provisions in standard sales or agreements to end users arising in the ordinary course of business, the forms of which have been delivered to Acquiror.

(d)           Confidentiality.

(i)            With respect to any Target IP Asset that is or should reasonably be considered confidential, Target has satisfied all material obligations, however arising, it may have had or has at the Effective Date to treat such Target IP Asset confidentially.  Target has refrained from using any Target IP Asset in violation of any confidentiality obligation Target has with respect to such Target IP Asset.

(ii)           Target has taken all commercially reasonable actions to protect and maintain the confidentiality of all Target IP Assets, including, without limitation, entering into agreements requiring confidential treatment by any third parties to whom any such Target IP Asset is disclosed.

 2.12  Environmental Matters.

(a)           The following terms shall be defined as follows:

(i)            “Environmental and Safety Laws” shall mean any federal, state, local or foreign laws, ordinances, codes, regulations, rules and orders relating to the protection of the environment, or that classify, regulate, call for the remediation of, require reporting with respect to, or list or define air, water, groundwater, solid waste, hazardous or toxic substances, materials, wastes, pollutants or contaminants, or which relate to the health and safety of employees, workers or other persons, including the public.

(ii)           “Hazardous Materials” shall mean any toxic or hazardous substance, material or waste or any pollutant or contaminant, or infectious or radioactive substance or material, including such substances, materials, wastes, pollutants and contaminants defined in or regulated under any Environmental and Safety Laws.

(iii)          “Property” shall mean all real property leased, owned or otherwise controlled by Target either currently or in the past.

(iv)          “Facilities” shall mean all buildings and improvements on the Property of Target.

(b)           (i) To Target’s knowledge, no methylene chloride or asbestos is contained in or has been used at or released from the Facilities; (ii) all Hazardous Materials have been used, handled and disposed of in compliance with all Environmental and Safety Laws; (iii) Target has not received notice (oral or written) of any noncompliance of the Facilities, the Property or of its past or present operations with Environmental and Safety Laws; (iv) no notices, administrative actions or suits are pending, or, to the knowledge of Target, threatened against Target relating to a violation of any Environmental and Safety Laws; (v) Target has not received written notice that it is a potentially responsible party under the federal Comprehensive Environmental Response, Compensation and Liability Act, or analogous state statute or any similar foreign law or regulation, arising out of events occurring prior to the Effective Time; (vi) to the knowledge of Target, there have not been in the past, and are not now, any Hazardous Materials on, under or migrating to or from the Facilities or Property; (vii) to the knowledge of Target, there have not been in the past, and are not now, any underground tanks at, on or under the Property including treatment or storage tanks, sumps, or water, gas or oil wells; (viii) to the knowledge of Target, there are no polychlorinated biphenyls (“PCBs”) deposited, stored, disposed of or located on the Property or Facilities; (ix) to the knowledge of Target, there is no formaldehyde on the Property or in the Facilities, nor any insulating material containing urea formaldehyde in the Facilities; (x) the Facilities and Target’s activities therein have at all times complied with all Environmental and Safety Laws; (xi) Target has all the permits and licenses required to be issued for its operations under Environmental and Safety Laws and is in compliance with the terms and conditions of those permits; and (xii) all written environmental assessments and audits known to Target and pertaining to current or past leased or owned Properties, Facilities or activities of Target have been provided to Acquiror.

 2.13   Taxes.  Target, and any affiliated, consolidated, combined, unitary, aggregate or similar group for Tax (as hereinafter defined) purposes of which Target is or has been a member (the “Target Group”), have properly completed and timely filed all Tax Returns (as hereinafter defined) required to be filed by them and have timely paid in full all Taxes due and payable.  Each such Tax Return is true, correct and complete in all material respects.  The unpaid Taxes of Target and the Target Group (a) do not exceed the reserve for Taxes (other than any reserve for deferred Taxes) set forth on the face of the Target Balance Sheet for the periods (or portions of periods) through the Target Balance Sheet Date, and (b) do not exceed that reserve as adjusted for the passage of time through the Effective Date in accordance with the past custom and practice of Target.  Target and the Target Group do not have any liability for unpaid Taxes accruing after the Target Balance Sheet Date, except for Taxes incurred in the ordinary course of business.  Target has no subsidiaries.  Target has never been an S corporation within the meaning of Code Sections 1361 and 1362.  Target qualifies as a “small business corporation” (as defined in Section 1361(b) of the Code, but without regard to Section 1361(b)(1)(C).  Target has withheld or caused to be withheld and timely paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any other person, including employees.  There is no claim for Taxes that is a lien against the property of Target other than liens for current Taxes not yet due and payable.  No notice of any audit, inquiry or other proceeding regarding any Tax Return of Target has been received from a Tax Authority (as hereinafter defined) and no officer, director or employee responsible for Tax matters of Target has received communication from any Tax Authority, whether written or oral, indicating that Target is or may be subject to such an audit, inquiry or other proceeding.  No claim has ever been made by a Tax Authority in a jurisdiction in which Target does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  Target is not currently the beneficiary of any extension of time within which to file any Tax Return.  No waiver or extension of any statute of limitations on the assessment of any Taxes or the filing of any Tax Return has been granted by Target and is currently in effect.  Target has not been nor will be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Effective Time.  Target has not made any payment for which a deduction would not be allowed by reason of Section 162(m) of the Code.  There is no contract, agreement, plan or arrangement to which any member of the Target Group is a party, including the provisions of this Agreement, covering any current or former service provider of the Target Group, which, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 404 or 162(m) of the Code or that would give rise to a penalty under Section 409A of the Code.  Target has not filed any consent to have the provisions of former Section 341(f) of the Code (or comparable provisions of any state or foreign Tax laws) apply to Target.  Target is not and has never been a party to or subject to any Tax sharing, Tax indemnity or Tax allocation agreement and, after the Effective Date, Target shall have no liability thereunder.  Target has not filed any disclosures under Section 6662 of the Code or comparable provisions of state, local or foreign law to prevent the imposition of penalties with respect to any Tax reporting position taken on any Tax Return.  Target has never been a member of a consolidated, combined, unitary or aggregate group for tax purposes and does not have any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6, any comparable provision of local, state or foreign Tax laws, as a transferee successor, by contract, or otherwise. Target has in its possession receipts for any Taxes paid to foreign Tax Authorities, other than immaterial sales and value-added tax receipts.  Target is not and has never been a “United States real property holding corporation” within the meaning of Section 897 of the Code.  For purposes of this Agreement, the following terms have the following meanings: “Tax” (and, with correlative meaning, “Taxes” and “Taxable”) means (x) any net income, alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or any penalty, addition to tax or additional amount imposed by any governmental entity (a “Tax Authority”) responsible for the imposition of any such tax (domestic or foreign), (y) any liability for the payment of any amounts of the type described in (x) as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any Taxable period, and (z) any liability for the payment of any amounts of the type described in (x) or (y) as a result of being a transferee of or successor to any person or as a result of any express or implied obligation to indemnify any other person.  As used herein, “Tax Return” shall mean any return, statement, report or form (including estimated tax returns and reports, withholding tax returns and reports and information returns and reports) required to be filed with respect to Taxes, including any amendment thereof.  As used in this Section 2.13, the term “Target” means Target and any entity included in, or required under GAAP to be included in, any of the Target Financial Statements.

 2.14   Employee Benefit Plans.

(a)           Target has utilized the services of Administaff Companies II, L.P. and its affiliates (“Administaff”) with respect to various matters set forth in this Section 2.14.  All references to Target in the representations and warranties set forth in this Section 2.14 shall be deemed to also refer to Administaff in such capacity.  Section 2.14(a) of the Target Disclosure Schedule lists, with respect to Target and any trade or business (whether or not incorporated) which is treated as a single employer with Target (each, an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to any employee, officer or director and any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs or arrangements, (iii) all bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs or arrangements, (iv) other fringe or employee benefit plans, programs or arrangements that apply to senior management of Target and that do not generally apply to all employees, and (v) any current or former employment or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of Target of at least $2,000 remain for the benefit of, or relating to, any present or former employee, Independent Contractor or director of Target (together, the “Target Employee Plans”).

(b)           Target has furnished to Acquiror a copy of each of the Target Employee Plans and related plan documents (including trust documents, insurance policies or contracts, employee booklets, summary plan descriptions and other authorizing documents, and any material employee communications relating thereto) and has, with respect to each Target Employee Plan which is subject to ERISA reporting requirements, provided copies of the Form 5500 reports (or evidence of an extension for filing any return not yet due) filed for each year in which Target had such a Target Employee Plan.  Any Target Employee Plan intended to be qualified under Section 401(a) of the Code either has obtained from the Internal Revenue Service a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the Internal Revenue Service for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or Internal Revenue Service pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an Internal Revenue Service opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.  Target has also furnished Acquiror with the most recent Internal Revenue Service determination or opinion letter issued with respect to each such Target Employee Plan, and nothing has occurred since the issuance of each such letter which could reasonably be expected to cause the loss of the tax-qualified status of any Target Employee Plan subject to Code Section 401(a).

(c)           (i) None of the Target Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”); (ii) there has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Target Employee Plan; (iii) each Target Employee Plan has been administered in all material respects in accordance with its terms and in compliance with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and Target and each ERISA Affiliate have performed in all material respects all obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Target Employee Plans; (iv) neither Target nor any ERISA Affiliate is subject to any liability or penalty under Sections 4976 through 4980F of the Code or Title I of ERISA with respect to any of the Target Employee Plans; (v) all contributions required to be made by Target or any ERISA Affiliate to any Target Employee Plan have been made on or before their due dates and a reasonable amount has been accrued for contributions to each Target Employee Plan for the current plan years; (vi) with respect to each Target Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the 30-day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 of ERISA has occurred; (vii) no Target Employee Plan is covered by, and neither Target nor any ERISA Affiliate has incurred or expects to incur any liability under Title IV of ERISA or Section 412 of the Code; and (viii) each Target Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Acquiror (other than ordinary administrative expenses typically incurred in a termination event).  With respect to each Target Employee Plan subject to ERISA as either an employee pension plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, Target has prepared in good faith and timely filed all requisite governmental reports (which were true and correct as of the date filed) and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Target Employee Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of Target is threatened, against or with respect to any such Target Employee Plan, including any audit or inquiry by the Internal Revenue Service or United States Department of Labor.  Neither Target nor any ERISA Affiliate has ever maintained, established, sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including any such plan pursuant to which a stop-loss policy or contract applies) and no Target Employee Plan is self-insured.

(d)           With respect to each Target Employee Plan, Target has complied with (i) the applicable health care continuation and notice provisions of COBRA and the regulations (including proposed regulations) thereunder, (ii) the applicable requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder and (iii) the applicable requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder.

(e)           The consummation of the transactions contemplated by this Agreement will not (i) entitle any current or former employee or other service provider of Target or any other ERISA Affiliate to severance benefits or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or service provider.

(f)            There has been no amendment to, written interpretation or announcement (whether or not written) by Target or any other ERISA Affiliate relating to, or change in participation or coverage under, any Target Employee Plan which would increase the expense of maintaining such Plan above the level of expense incurred with respect to that Plan for the most recent fiscal year included in the Target Financial Statements.

(g)           Target does not currently maintain, sponsor, participate in or contribute to, nor has it ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

(h)           Neither Target nor any other ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as defined in Section 3(37) of ERISA.

(i)            There is no agreement, contract or arrangement to which Target is a party that may result in the payment, whether in cash, property rights or otherwise, by Target, Acquiror or any subsidiary of Acquiror of any amount that would not be deductible by reason of Section 280G or Section 404 of the Code or that would be characterized as an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code.

(j)            No compensation shall be includable in the gross income of any current or former service provider of Target as a result of the operation of Section 409A of the Code with respect to any applicable arrangements or agreements in effect prior to the Effective Time.

2.15    Employees and Independent Contractors.  Section 2.15 of the Target Disclosure Schedule contains, as of the date hereof, a true, complete and correct list of (a) all persons employed by Target, (b) all persons who perform services for Target pursuant to any agreement(s) between Target and any employment agency or employee leasing agency (which persons shall be deemed “employees” of Target for all purposes of this Agreement), and (c) all independent contractors (defined as any individual who performs services for Target who is not treated as a common law employee for purposes of statutory withholdings and/or employment benefits) and consultants (collectively, “Independent Contractors”) of Target, each such person’s position and the total non-equity compensation, including base salary or wages, bonus, commissions, and all other available forms of non-equity compensation, payable to each such person.  All employees of Target are employed on an “at-will” basis.  Section 2.15 of the Target Disclosure Schedule lists all written or oral employment agreements, offer letters, Independent Contractor agreements, consulting agreements or termination or severance agreements to which Target is or has been a party (including expired or terminated agreements which shall be noted on Section 2.15 of the Target Disclosure Schedule as expired or terminated).  Target has provided true, correct and complete copies of all such agreements and letters to Acquiror.  This Agreement and the transactions contemplated hereby do not and will not violate any such employment agreement, offer letter, Independent Contractor agreement, consulting agreement or termination or severance agreement.  Target is in compliance with all currently applicable federal, state and local laws and regulations respecting employment, non-discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and has not engaged in any unfair labor practice.  All individuals performing services for Target as Independent Contractors are, and at all times were, properly classified as Independent Contractors pursuant to all applicable regulations, including, but not limited to, I.R.S. Revenue Ruling 87-41, 1987-1 C.B. 296.  Target has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to employees and is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing withholding requirements.  Target is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice).  There are no pending claims against Target under any workers’ compensation plan or policy or for long-term disability insurance claims.  There are no claims or controversies pending or, to the knowledge of Target, threatened, between Target and any of its employees or Independent Contractors, which claims or controversies have or could reasonably be expected to result in an action, suit, proceeding, claim, arbitration or investigation before any agency, court or tribunal, foreign or domestic, nor, to the knowledge of Target, is there any basis for any of the foregoing.  Target is not a party to any collective bargaining agreement or other labor union contract nor does Target know of any activities or proceedings of any labor union or to organize any such employees.  No employees or, to the best of Target’s knowledge, Independent Contractors of Target are in violation of any term of any employment contract, patent disclosure agreement, non-competition agreement, or any restrictive covenant with a former employer or customer relating to the right of any such employee or Independent Contractor to be employed by or provide services to Target because of the nature of the business conducted or presently proposed to be conducted by Target or to the use of trade secrets or proprietary information of such former employer or customer or would be in violation of any such contract, agreement or covenant by virtue of the Merger or any employment by Acquiror.  No current employees or Independent Contractors of Target have given notice to Target, nor is Target otherwise aware, that any such employee or Independent Contractor intends to terminate his or her employment or service with Target in the reasonably foreseeable future.  As of the date hereof, Target has not, and to the knowledge of Target, no other person has, (i) entered into any agreement, contract or instrument that obligates or purports to obligate Acquiror to make an offer of employment to any present or former employee or Independent Contractor of Target, or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or Independent Contractor of Target any terms or conditions of employment with Acquiror following the Effective Time.

 2.16   Certain Agreements Affected by the Merger.  Except as specifically described in Section 2.16 of the Target Disclosure Schedule (including identifying each affected person and the terms, conditions, triggers and amounts of compensation, severance or acceleration), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby (independently or in connection with future events such as termination of employment or otherwise) will (a) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any director, officer, employee or Independent Contractor of Target, (b) increase any benefits otherwise payable by Target or (c) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Code Section 411(d)(3).

 2.17   Interested Party Transactions.  No employee, officer or director of Target, or to the knowledge of Target, any member of his or her immediate family, is indebted to Target.  Target is not indebted (or committed to make loans or extend or guarantee credit) to any Target employee, officer or director or, to the knowledge of Target, any member of his or her immediate family (other than with respect to reimbursement of ordinary expenses incurred in such person’s capacity as an employee, officer or director of Target).  No employee, officer or director or, to the knowledge of Target, any member of his or her immediate family, has a direct or indirect ownership interest in any firm or corporation with which Target is affiliated or with which Target has a business relationship, except to the extent that employees, officers, or directors of Target and members of their immediate families own less than 1% of the stock in any publicly traded company.  To the knowledge of Target, no employee, officer or director and no member of the immediate family of any employee, officer or director of Target is directly or indirectly interested in any Material Contract.

 2.18   Insurance.  Section 2.18 of the Target Disclosure Schedule lists all policies of insurance and bonds, and the respective amounts of such policies and bonds, carried by Target.  There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds.  All premiums due and payable under all such policies and bonds have been paid and Target is otherwise in compliance with the terms of such policies and bonds.  Target has no knowledge of any threatened termination of, or premium increase (other than increases consistent with general industry trends) with respect to, any of such policies.  Such policies of insurance and bonds are of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Target.

 2.19   Compliance with Laws.  Target has complied with, is not in violation of, and has not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business.

 2.20   Brokers’ and Finders’ Fees.  Target has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ or financial advisory fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

 2.21   Suppliers; Customers.  No current or prospective supplier (which shall include any foundry or assembler) or customer of Target has canceled or otherwise terminated, or made any written threat to Target to cancel or otherwise terminate its relationship with Target, or has decreased materially its services or supplies to Target in the case of any such supplier, or its purchases of the services or products of Target in the case of such customer, and to the knowledge of Target, no such supplier or customer intends to do any of the foregoing.  Target has not received written or oral notice, and Target has no reason to believe, that Target will experience any difficulty in obtaining, in the desired quantity and quality and at a reasonable price and upon reasonable terms and conditions, the raw materials, supplies or component products required for the manufacture, assembly or production of its products.  Target has not breached any agreement with, or engaged in any fraudulent or improper conduct with respect to, any customer or supplier of Target.  No customer or distributor has any right of return, price protection rights or stock rotation rights under any circumstances.

 2.22   Material Contracts.  Section 2.22 of the Target Disclosure Schedule sets forth a list of all material agreements, leases, licenses, contracts or other commitments (“Material Contracts”) of any nature, whether written or oral, to which Target is a party or by which Target is bound.  The term Material Contracts includes:

(a)           each agreement which (i) requires future expenditures by Target in excess of $25,000 or which might result in payments to Target in excess of $25,000 or (ii) does not expire, or which may be extended without amendment so as not to expire, before one year from the date of this Agreement;

(b)           all employment and consulting agreements, employee benefit, bonus, pension, profit-sharing, stock option, stock purchase and similar plans and arrangements;

(c)           each agreement with any shareholder, officer or director of Target, or any “affiliate” or “associate” of such persons (as such terms are defined in the rules and regulations promulgated under the Securities Act);

(d)           any agreement providing for Target Indebtedness;

(e)           any agreement with respect to a Lien;

(f)            any lease or other agreement relating to real property;

(g)           any agreement between Target and a third party relating to Target IP Rights or Target IP Assets (including Intellectual Property Agreements), other than non-exclusive mass market licenses generally available from unaffiliated third parties;

(h)           any development and/or joint development agreements, and all agreements with governmental entities or other third parties pursuant to which Target has obtained funding for research and development activities;

(i)            any agreement limiting the freedom of Target to engage in any line of business or to compete with any other person;

(j)            any confidentiality, secrecy or non-disclosure agreement with any party;

(k)           any distributor, sales representative, reseller, agency or manufacturer’s representative contract;

(l)            any contract that expires or may be renewed at the option of any person other than Target so as to expire more than one year after the date of this Agreement;

(m)          any agreement pursuant to which Target has deposited or is required to deposit with an escrow holder or any other person or entity, all or part of the Target IP Assets;

(n)           any opinions of counsel with respect to any Intellectual Property Rights;

(o)           any agreement to indemnify, hold harmless or defend any other person with respect to any assertion of personal injury, damage to property or Intellectual Property infringement, misappropriation or other violation, and any agreement warranting the lack thereof, other than indemnification provisions contained in standard shrink-wrap licenses acquired by Target; and

(p)           any material agreement not made in the ordinary course of Target’s business and not included in any foregoing paragraph of this Section 2.22.

 2.23   No Breach of Material Contracts.  All Material Contracts are in written form.  The Target has performed in all material respects all of the obligations required to be performed by it and is entitled to all benefits under, and is not in default (or alleged to be in default) under, any Material Contract.  Each of the Material Contracts is in full force and effect, and there exists no default or event of default or event, occurrence, condition or act, with respect to Target or, to the knowledge of Target, with respect to the other contracting party or otherwise, that, with or without the giving of notice, the lapse of time or the happening of any other event or conditions, could reasonably be expected to (a) become a default or event of default under or breach or violation of any Material Contract, or (b) result in the loss or expiration of any right or option by Target (or the gain thereof by any third party) under any Material Contract.

 2.24   Third-Party Consents.  There are no agreements, leases, licenses, contracts that require a novation or consent, as the case may be, in connection with the Merger so that Acquiror or the Surviving Corporation shall be made a party in place of Target or as an assignee.

 2.25   Minute Books.  The minute books of Target delivered to Acquiror contain a complete and accurate summary in all material respects of all resolutions adopted and all other material actions taken at all meetings of directors and shareholders and all actions by written consent since the time of incorporation of Target.

 2.26   Complete Copies of Materials.  Target has delivered true and complete copies of each Material Contract.  To the knowledge of Target, Target has delivered all documents and other information which have been requested by Acquiror or its counsel or other representatives.

 2.27   Target Indebtedness.  Section 2.27 of the Target Disclosure Schedule contains a true, complete and correct list of (a) all obligations of Target for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of Target evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of Target upon which interest charges are customarily paid, (d) all obligations of Target under conditional sale or other title retention agreements relating to property or assets purchased by Target, (e) all obligations of Target issued or assumed as the deferred purchase price of property or services, (f) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any pledge, claim, lien, charge, use restriction, encumbrance or security interest of any kind or nature whatsoever (a “Lien”) on property owned or acquired by Target, whether or not the obligations secured thereby have been assumed, (g) all Guarantees (as hereinafter defined) by Target, (h) all capital lease obligations of Target, (i) all obligations of Target in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and (j) all obligations of Target as an account party in respect of letters of credit and bankers’ acceptances to the extent of any drawdowns thereon (collectively, “Target Indebtedness”).  For purposes hereof, “Guarantee” means any obligations, contingent or otherwise, of Target guaranteeing any indebtedness of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (x) to purchase or pay (or advance or supply funds for the purchase or payment of) such indebtedness or to purchase (or to advance or supply funds for the purpose of) any security for the payment of such indebtedness, (y) to purchase property, securities or services for the purpose of assuring the owner of such indebtedness of the payment of such indebtedness or (z) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such indebtedness.

 2.28   Export Control Laws.  Target is in compliance with, and at all times has complied with, U.S. and foreign export control regulations, including but not limited to the U.S. Export Administration Regulations, the Foreign Assets Control Regulations, and the International Traffic in Arms Regulations.  Target has not exported, reexported, or transferred any good, software, or technology to any country subject to a U.S. trade embargo or to any resident or national of any such country, or to any person or entity listed on the “Entity List” or “Denied Persons List” maintained by the U.S. Department of Commerce or the list of “Specially Designated Nationals and Blocked Persons” maintained by the U.S. Department of Treasury.  Target has not exported, reexported, or transferred any good, software or technology to any end-user engaged in activities related to weapons of mass destruction, including but not limited to: (1) the design, development, production, or use of nuclear materials, nuclear facilities, or nuclear weapons; (2) the design, development, production or use of missiles or in support of missile projects; and (3) the design, development, production, or use of chemical or biological weapons.  Target has complied with all government license, classification, notification and other authorization requirements necessary for the export of any of its goods, software, or technology.  Target has complied with all license requirements necessary to transfer or release its goods, software or technology to a foreign national within or outside the U.S.  Target has timely filed all required post-shipment reports for the exports of its goods, software, or technology.  There are no pending or, to the knowledge of Target, threatened claims against Target with respect to such export licenses or other approvals.  There are no actions, conditions or circumstances pertaining to Target’s export transactions that may give rise to any future claims.  No consents or approvals for the transfer of export licenses to Acquiror are required, or such consents and approvals can be obtained expeditiously without material cost.

 2.29   Termination of Employment Agreements.  The Amended and Restated Executive Employment Agreement dated June 1, 2005, but effective as of April 25, 2005, between Target and Michael J. Mohan and the Amended and Restated Executive Employment Agreement dated May 31, 2005, but effective as of April 25, 2005, between Target and Russell J. Apfel (collectively, the “Executive Employment Agreements”) have been terminated by mutual agreement of the parties thereto without any payment by Target other than $60,000 to Mr. Mohan pursuant to the severance provision of his Executive Employment Agreement.  Target has no remaining obligation or liability with respect to such Executive Employment Agreements.

 2.30   Termination of Pension Plan.  Target’s portion of the 401(k) Plan in which Target’s employees participate (the “401(k) Plan”) has been terminated immediately prior to the Effective Date.  No further contributions shall be made to, and no additional benefits shall accrue under, the 401(k) Plan.  Target has furnished to Acquiror (i) executed resolutions by the Board of Directors of Target authorizing the termination and (ii) a deemed termination letter signed by Target and Administaff Retirement Services pursuant to Section 15.5 of the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained through the time of termination.

 2.31   Representations Complete.  None of the representations or warranties made by Target to Acquiror or Merger Sub herein or in any schedule hereto, including the Target Disclosure Schedule, or any certificate furnished by Target to Acquiror or Merger Sub pursuant to this Agreement (including the Target Financial Statements), when considered collectively with all such representations, warranties, schedules, and certificates, contains any untrue statement of a material fact, or omits to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF TARGET SHAREHOLDERS

Each Target Shareholder severally, but not jointly, represents and warrants to Acquiror that the statements contained in this Article III are true and correct.

 3.1     Capital Structure.  The shares of Target Common Stock held by such Target Shareholder are accurately set forth on the Shareholder Acknowledgement signed by such Target Shareholder.  All such shares of Target Common Stock are held by such Target Shareholder free and clear of any liens, pledges, options, charges, restrictions or other encumbrances other than restrictive legends required by state or federal securities laws.  Except for such shares of Target Common Stock set forth on the Shareholder Acknowledgement signed by such Target Shareholder, such Target Shareholder has no right (contingent or otherwise) to acquire from Target any Target Capital Stock or options, warrants, subscriptions, convertible securities or other securities or rights exercisable or exchangeable for, or convertible into, Target Capital Stock or other ownership interest of any type with respect to Target.

 3.2     Authority.  Such Target Shareholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, the Articles of Merger, and the consummation of the Merger and the transactions contemplated hereby have been duly authorized by such Target Shareholder.  This Agreement has been duly executed and delivered by such Target Shareholder and constitutes the valid and binding obligation of such Target Shareholder, enforceable in accordance with its terms.

 3.3     Conflicts.  The execution and delivery of this Agreement by such Target Shareholder does not, and the consummation of the transactions contemplated hereby will not conflict with (i) any provision of the organizational documents of such Target Shareholder, or (ii) any mortgage, indenture, lease, contract or other agreement or instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to such Target Shareholder.

 3.4     Consents.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to such Target Shareholder in connection with the execution and delivery of this Agreement or the consummation of the Merger and the other transactions contemplated hereby, except for the filing of the Articles of Merger with the Texas Secretary of State.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Acquiror and Merger Sub jointly and severally represent and warrant to Target that the statements contained in this Article IV are true and correct.

 4.1     Organization, Standing and Power.  Each of Acquiror and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.

 4.2     Authority.  Acquiror and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Acquiror and Merger Sub.  This Agreement has been duly executed and delivered by Acquiror and Merger Sub and constitutes the valid and binding obligations of Acquiror and Merger Sub enforceable against Acquiror and Merger Sub in accordance with its terms.  No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Acquiror or Merger Sub in connection with the execution and delivery of this Agreement by Acquiror and Merger Sub or the consummation by Acquiror and Merger Sub of the Merger and the other transactions contemplated hereby, except for (i) the filing of the Articles of Merger with the Texas Secretary of State; and (ii) any required filings under the Exchange Act.

ARTICLE V

ADDITIONAL AGREEMENTS

 5.1     Target Shareholder Release.  EFFECTIVE AS OF THE CLOSING, EACH TARGET SHAREHOLDER DOES FOR SUCH TARGET SHAREHOLDER AND SUCH TARGET SHAREHOLDER’S RESPECTIVE AFFILIATES, PARTNERS, HEIRS, BENEFICIARIES, SUCCESSORS AND ASSIGNS, IF ANY, RELEASE AND ABSOLUTELY FOREVER DISCHARGE ACQUIROR, MERGER SUB, TARGET, THE SURVIVING CORPORATION AND EACH OF THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, AFFILIATES, EMPLOYEES AND AGENTS (EACH, A “RELEASED PARTY”) FROM AND AGAINST ALL RELEASED MATTERS.  “RELEASED MATTERS” MEANS ANY AND ALL CLAIMS, DEMANDS, DAMAGES, DEBTS, LIABILITIES, OBLIGATIONS, COSTS, EXPENSES (INCLUDING ATTORNEYS’ AND ACCOUNTANTS’ FEES AND EXPENSES), ACTIONS AND CAUSES OF ACTION OF ANY NATURE WHATSOEVER, WHETHER BASED ON COMMON LAW OR ON ANY FEDERAL OR STATE STATUTE, RULE, REGULATION, OR OTHER LAW OR RIGHT OF ACTION, FORESEEN OR UNFORESEEN, MATURED OR UNMATURED, KNOWN OR UNKNOWN, ACCRUED OR NOT ACCRUED, SUSPECTED OR UNSUSPECTED, FIXED OR CONTINGENT, RAISED OR NOT RAISED (REGARDLESS OF WHETHER SUCH CLAIM COULD BE RAISED), AND WHETHER OR NOT CONCEALED OR HIDDEN, THAT SUCH TARGET SHAREHOLDER NOW HAS, OR AT ANY TIME PREVIOUSLY HAD, OR SHALL OR MAY HAVE IN THE FUTURE, AS A SHAREHOLDER (INCLUDING, WITHOUT LIMITATION, ANY PREEMPTIVE RIGHTS), OFFICER, DIRECTOR, CONTRACTOR, CONSULTANT OR EMPLOYEE OF THE TARGET, ARISING BY VIRTUE OF OR IN ANY MATTER RELATED TO ANY ACTIONS OR INACTIONS WITH RESPECT TO THE TARGET OR ACQUIROR OR SUCH TARGET SHAREHOLDERS AFFAIRS WITH RESPECT TO THE TARGET OR ACQUIROR AT OR BEFORE THE EFFECTIVE TIME; PROVIDED THAT RELEASED MATTERS SHALL NOT INCLUDE ANY RIGHT ARISING OUT OF THIS AGREEMENT.  IT IS THE INTENTION OF THE TARGET SHAREHOLDERS IN EXECUTING THIS RELEASE, AND IN GIVING AND RECEIVING THE CONSIDERATION CALLED FOR HEREIN, THAT THE RELEASE CONTAINED IN THIS SECTION 5.1 SHALL BE EFFECTIVE AS A FULL AND FINAL ACCORD AND SATISFACTION AND GENERAL RELEASE OF AND FROM ALL RELEASED MATTERS AND THE FINAL RESOLUTION BY SUCH TARGET

SHAREHOLDER AND THE RELEASED PARTIES OF ALL RELEASED MATTERS.  EACH TARGET SHAREHOLDER HEREBY REPRESENTS TO THE TARGET AND ACQUIROR THAT SUCH TARGET SHAREHOLDER HAS NOT VOLUNTARILY OR INVOLUNTARILY ASSIGNED OR TRANSFERRED OR PURPORTED TO ASSIGN OR TRANSFER TO ANY PERSON ANY RELEASED MATTERS AND THAT NO PERSON OTHER THAN SUCH TARGET SHAREHOLDER HAS ANY INTEREST IN ANY RELEASED MATTER BY LAW OR CONTRACT BY VIRTUE OF ANY ACTION OR INACTION BY SUCH TARGET SHAREHOLDER.  THE INVALIDITY OR UNENFORCEABILITY OF ANY PART OF THIS SECTION 5.1 SHALL NOT AFFECT THE VALIDITY OR ENFORCEABILITY OF THE REMAINDER OF THIS SECTION 5.1, WHICH SHALL REMAIN IN FULL FORCE AND EFFECT.  NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS SECTION 5.1, NO INDEMNIFICATION OBLIGATIONS OF TARGET OR THE SURVIVING CORPORATION SHALL BE WAIVED OR RELEASED BY RUSSELL J. APFEL OR MICHAEL J. MOHAN (THE “FORMER DIRECTORS”), WHETHER PURSUANT TO THE INDEMNIFICATION AGREEMENTS WITH RESPECT TO EACH SUCH FORMER DIRECTOR, TARGET’S BYLAWS OR TARGET’S ARTICLES OF INCORPORATION; PROVIDED FURTHER, HOWEVER, THAT (A) THE EXISTENCE OF ANY SUCH INDEMNIFICATION RIGHTS ON BEHALF OF THE FORMER DIRECTORS SHALL NOT AFFECT WHETHER THEY OR THE OTHER TARGET SHAREHOLDERS HAVE INDEMNIFICATION OBLIGATIONS PURSUANT TO ARTICLE VII HEREOF AND (B) IN NO EVENT SHALL TARGET OR THE SURVIVING CORPORATION BE REQUIRED TO INDEMNIFY THE FORMER DIRECTORS WITH RESPECT TO THEIR INDEMNIFICATION OBLIGATIONS HEREUNDER.

 5.2     Shareholder Approval.  Concurrently with the execution of this Agreement, Target shall have obtained and delivered to Acquiror copies of a unanimous written consent of the Target Shareholders setting forth the irrevocable and unanimous approval of (i) this Agreement, the Articles of Merger, the Merger and the other transactions contemplated hereby and (ii) the appointment of Russell J. Apfel as the Shareholder Representative.

 5.3     Public Disclosure.  Target Shareholders shall not, and shall neither authorize nor permit any of their affiliates, agents and other representatives to, directly or indirectly, disclose the terms and conditions of this Agreement, the Target Capitalization Spreadsheet, the Target Disclosure Schedule or any other exhibit hereto or any other matters related hereto or thereto, unless otherwise required by law, in which event an opinion of counsel to that effect shall be first delivered to Acquiror prior to any such disclosure; provided, however, that Target Shareholders may disclose such matters to their legal counsel, tax advisor or similar person to the extent necessary for such services (but the Target Shareholder shall be liable for any disclosure by such person), and provided, further, that Target Shareholders may disclose any documents previously filed by Acquiror with the SEC and available publicly on the SEC website.

 5.4     Further Assurances.  The Target Shareholders will take all reasonable actions necessary to facilitate the consummation of the transactions contemplated by this Agreement and will promptly cooperate with and furnish to Acquiror and the Surviving Corporation any information necessary in connection therewith.  The Target Shareholders will take all reasonable actions necessary to obtain (and will cooperate with the Acquiror and the Surviving Corporation in obtaining) any consent, approval, order or authorization of, or any registration, declaration or filing with, any Governmental Entity or other person, required to be obtained or made in connection with the taking of any action contemplated by this Agreement.

 5.5     Expenses.  All costs and expenses (including attorney’s fees) incurred in connection with the Letter Agreement dated June 17, 2005 (the “Letter Agreement”), this Agreement, the Merger and the transactions contemplated hereby and thereby incurred by Target (collectively, the “Target Expenses”) in excess of the cumulative amount of $75,000 (the “Covered Expenses”) shall be referred to as “Excess Target Expenses.”  The amount of Target Expenses and Excess Target Expenses shall be set forth on the Statement of Expenses attached hereto as Exhibit E (the “Statement of Expenses”).  The Statement of Expenses shall be delivered by Target to Acquiror three business days prior to Closing along with copies of the documents or instruments evidencing the amounts set forth on the Statement of Expenses.  In preparing such Statement of Expenses, Target shall use its good faith best efforts to include all Target Expenses then known or reasonably estimable, and to include a statement, certified by a Target officer, that, to the best of Target’s knowledge, such Statement of Expenses includes all of the Target Expenses paid, payable or to become payable at any time prior to, at or following the Effective Time, it being the parties express intent that to the maximum extent possible all the Excess Target Expenses be deducted from the Aggregate Base Consideration and that there be no Indemnifiable Target Expenses.  “Expense Adjustment Amount” shall be equal to the Excess Target Expenses shown on the Statement of Expenses.  Any Excess Target Expenses which have not been included in the Expense Adjustment Amount are collectively referred to as “Indemnifiable Target Expenses” and shall constitute “Losses” for purposes of claims pursuant to Article VII.

ARTICLE VI

CLOSING DELIVERIES

 6.1     Target Closing Deliveries.  At the Closing, Target shall deliver or cause to be delivered to Acquiror the following items:

(a)           Articles of Merger.  Properly completed and fully executed Articles of Merger for filing by Acquiror with the Texas Secretary of State.

(b)           Resignation of Directors and Officers.  The written resignation of all directors and officers of Target in office immediately prior to the Effective Time.

(c)           Statement of Expenses.  The Statement of Expenses.

(d)           Apfel Employment Documents.  The (i) completed employment application, (ii) Employment Agreement, (iii) New-Hire Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreements executed by Russell J. Apfel, in each case, in a form satisfactory to Acquiror.

(e)           Other Employment Documents.  The (i) completed employment application, (ii) offer letter, (iii) New-Hire Proprietary Information, Inventions, Non-Competition

and Non-Solicitation Agreements executed by each person other than Russell J. Apfel that is offered employment by Acquiror, in each case, in a form satisfactory to Acquiror.

(f)            Non-Competition Agreement.  The Non-Competition and Proprietary Information Agreement in the form attached hereto as Exhibit D (or such other form as may be agreed to by Acquiror) (the “Non-Competition Agreements”) executed by each Target Shareholder.

(g)           Consultant.  An executed consulting agreement executed by each person that is requested to perform consulting services for Acquiror, in each case, in a form satisfactory to Acquiror.

(h)           Mohan Debt Payment.  The agreement of Michael Mohan that the Mohan Debt Payment shall constitute full satisfaction of all of Target’s obligations with respect to the Mohan Note and that, upon delivery of the Mohan Debt Payment, neither Target nor Acquiror shall have any further obligations to Michael Mohan except as expressly set forth in this Agreement.

(i)            Apfel Debt Payment.  The agreement of Russell J. Apfel that the Apfel Debt Payment shall constitute full satisfaction of all of Target’s obligations with respect to the Apfel Note and that, upon delivery of the Apfel Debt Payment, neither Target nor Acquiror shall have any further obligations to Russell J. Apfel except as expressly set forth in this Agreement.

(j)            Security Interests.  A completed UCC-3 termination statement properly releasing all liens against assets of Target (other than the lien securing no more than $81,000 of indebtedness of Target to American Bank of Commerce pursuant to the Commercial Security Agreement dated December 14, 2004), and any document required to release all such security interests in the U.S. Patent and Trademark Office.

(k)           Good Standing.  Certificates from the Texas Secretary of State and the Texas State Comptroller as to Target’s good standing and payment of all applicable taxes dated no earlier than five days prior to the Effective Date.

(l)            Target Capitalization Spreadsheet.  The Target Capitalization Spreadsheet certified as true and correct by the Chairman of the Board and Chief Executive Officer of Target.

(m)          Delivery of Share Certificates.  All of the Certificates, together with all of the corresponding Transmittal Documents, properly completed and duly executed in accordance with the instructions thereto, from every holder of record of Target Common Stock issued and outstanding immediately prior to the Effective Time.

(n)           Secretary’s Certificate.  A certificate, validly executed by the Secretary of the Target, certifying as to (i) the terms and effectiveness of the Target’s Articles of Incorporation and Bylaws, each as amended to date, (ii) the valid and unanimous adoption of resolutions of Target’s board of directors (whereby the Merger, this Agreement, and the transactions contemplated hereby and thereby were unanimously approved by the board of directors), (iii) the valid and unanimous adoption and approval by the Target Shareholders of the Merger, this Agreement, and the transactions contemplated hereby and thereby, (iv) that Target shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the Merger and the transactions contemplated hereby, and (v) the valid and unanimous adoption of resolutions of Target’s board of directors authorizing the termination of the 401(k) Plan.

(o)           401(k) Plan.  A deemed termination letter signed by Target and Administaff Retirement Services pursuant to Section 15.5 of the 401(k) Plan sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the tax-qualified status of the 401(k) Plan will be maintained through the time of termination.

 6.2     Acquiror and Merger Sub Closing Deliveries.  At the Closing, Acquiror or Merger Sub shall deliver or cause to be delivered to Target the following items:

(a)           Articles of Merger.  Properly completed and fully executed Articles of Merger for filing by Acquiror with the Texas Secretary of State.

(b)           Good Standing.  Certificates from the Texas Secretary of State and the Texas State Comptroller as to Merger Sub’s good standing and payment of all applicable taxes dated no earlier than five days prior to the Effective Date.

ARTICLE VII

INDEMNIFICATION

 7.1     Survival of Representations, Warranties, Covenants and Agreements.  The representations, warranties, covenants and agreements of Target and the Target Shareholders set forth in this Agreement or in any certificate, schedule, instrument or other document delivered by such party pursuant to this Agreement shall survive the Effective Time and remain in full force and effect until the expiration of all indemnification obligations pursuant to this Article VII.  The representations, warranties, covenants and agreements of Target and the Target Shareholders shall in no way be affected or limited by any investigation of the subject matter thereof made by or on behalf of Acquiror or any knowledge of Acquiror.

 7.2     Indemnification.

(a)           “Losses” of any person or entity means any and all demands, claims, suits, actions, causes of action, proceedings, assessments, losses, damages, liabilities, taxes, costs and expenses incurred, or reasonably expected to be incurred, by such person or entity, including interest, penalties and attorneys’ fees, third party expert and consultant fees and expenses, fines, judgments, awards and financial responsibility for investigation, removal and cleanup costs, natural resource damages, government oversight costs and costs for redesign and rework of technology, and fees and expenses incurred in connection with the enforcement of the rights of any Indemnitee pursuant to this Article VII.  The term Losses as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained in the absence of claims by a third party.  “Indemnitee” shall mean Acquiror, any Affiliate of Acquiror, the Surviving Corporation and their respective successors and assigns.  As used in this Article VII, an “Affiliate” of Acquiror shall include any direct or indirect subsidiary of Acquiror (including the Surviving Corporation) and any officer, director or employee of Acquiror or any such subsidiary.

(b)           Each Target Shareholder agrees to indemnify and hold harmless each Indemnitee from and against any and all Losses asserted against, imposed upon, or incurred by such Indemnitee which arise out of or in connection with:

(i)            any inaccuracy in, or any breach of, any representation or warranty of Target contained in Article II of this Agreement, or in any certificate, instrument, document or agreement delivered by or on behalf of Target pursuant to or in connection with this Agreement or in connection with the transactions contemplated hereby (it being agreed that for purposes of determining the amount of any Loss with respect thereto, all such representations and warranties of Target and the Target Shareholders that are qualified as to materiality or by reference to a material adverse effect shall be deemed to be not so qualified)

(ii)           a breach of any covenant or agreement to be performed by Target prior to or on the Effective Date pursuant to this Agreement or in any certificate, instrument, document or agreement document delivered pursuant to or in connection with this Agreement;

(iii)          any inaccuracy in, or any breach of, any representation or warranty of any Target Shareholder contained in Article III of this Agreement, or in any certificate, instrument, document or agreement delivered by any Target Shareholder pursuant to or in connection with this Agreement (it being agreed that for purposes of determining the amount of any Loss with respect thereto, all such representations and warranties of such Target Shareholder that are qualified as to materiality or by reference to a material adverse effect shall be deemed to be not so qualified);

(iv)          the failure by any Target Shareholder to perform any covenant, agreement, obligation or undertaking of it in this Agreement or in any certificate, instrument, document or agreement delivered by any Target Shareholder pursuant to or in connection with this Agreement;

(v)           any claim by a Target Shareholder, former shareholder of Target, or any other person or entity, seeking to assert, or based upon:  (A) ownership or rights to acquire ownership of any shares of stock or other securities of Target; (B) any rights of a shareholder, including any option, preemptive rights or rights to notice or to vote; (C) any rights under the Articles of Incorporation or Bylaws of Target; or (D) any claim that his, her or its shares were wrongfully repurchased by Target;

(vi)          any negotiations, settlements or proceedings related to a demand for appraisal rights by a holder of Dissenting Shares; provided, however, that with respect to this clause, Losses shall only be deemed incurred to the extent (x) the aggregate amount of such Losses with respect to such negotiations, settlements or proceedings to all Dissenting Shares exceeds (y) the aggregate amount of the Merger Payments that would have been received by such holders of Dissenting Shares had they exchanged their shares of Target Common Stock pursuant to Section 1.8 (the “Appraisal Losses”);

(vii)         any Indemnifiable Target Expenses; and

(viii)        fraud, intentional misrepresentation, willful misconduct or willful concealment by Target (prior to or on the Effective Date) or Target Shareholders.

(c)           All Losses under this Article VII shall be calculated in a manner such that the net after-tax effect of the indemnification payments received by an Indemnitee equals the net after-tax Loss suffered by such Indemnitee for which such indemnification payment is being made.  Without limiting the generality of the foregoing, for the purposes of the indemnity provided in this Section 7.2, all Losses hereunder shall include any amount (the “gross-up”) necessary to hold the payee harmless on an after-tax basis from all taxes, if any, required to be paid or tax costs incurred as a result of receiving such payment (including the payment of any gross-up determined herein by such payee or by any consolidated group of which such payee is or shall be a member).  For the purposes of calculating the amount of any taxes under this Section 7.2(c), it shall be assumed that such taxes are payable at the highest effective statutory Federal, state and local corporate income tax rates that could apply to such payee or consolidated group, as applicable, for the relevant period.

(d)           Only Acquiror (or a person or entity designated in writing by Acquiror) may bring a Claim to recover for Losses that are economic losses of the Surviving Corporation or Acquiror.

(e)           The parties hereto acknowledge and agree that the rights of any Indemnitee to indemnification pursuant to this Section 7.2 with respect to a representation, warranty, covenant or agreement of a Target Shareholder and Target are an essential part of the economic terms of the Merger, and that Acquiror’s and any other Indemnitee’s rights to indemnification therefor shall in no way be limited or eliminated or otherwise affected by the fact that such Indemnitee, or any of its directors, officers, employees or advisors, was at any time prior to the Closing or the execution of this Agreement aware (or should have become aware) that any such representation or warranty was untrue or incorrect or that any such covenant or agreement had been breached.

 7.3     Procedures.

(a)           Procedures for Third Party Claims.

(i)            If a claim by a third party is made against Acquiror or Target or any of its Affiliates arising out of a matter for which Acquiror or such Affiliate is entitled to be indemnified pursuant to Section 7.2 (a “Third Party Claim”), Acquiror shall promptly notify the Shareholder Representative in writing of such claim.  The failure to notify promptly the Shareholder Representative hereunder shall not relieve the Target Shareholders of their obligations hereunder except to the extent (and only to the extent) that the Target Shareholders are actually and materially prejudiced by such failure.

(ii)           The Target Shareholders shall be entitled to participate in the defense of a Third Party Claim, individually or jointly, through their counsel, at their own expense, provided that with respect to any Third Party Claim, Acquiror shall control all proceedings taken in connection with such Third Party Claim and, without limiting the foregoing, may in its sole discretion, pursue or forego any and all administrative appeals, proceedings, hearings and conferences with any Governmental Entity with respect thereto, and may in its sole discretion, either pay the amount claimed and sue for a refund where applicable law permits such refund suits, settle or contest the Third Party Claim in any permissible manner.  Acquiror shall not act in bad faith to settle any Third Party Claim which settlement has as its purpose to materially and adversely prevent payment of the Earn-Out Payments or Hold Back Payments to Target Shareholders.  Subject to the foregoing sentence, Acquiror shall be free to settle any Third Party Claim in the manner Acquiror deems to be in the interest of Acquiror and Acquiror’s stockholders.  Target, the Target Shareholders and the Shareholder Representative acknowledge that this provision is the sole standard by which Acquiror’s actions shall be judged with respect to any Third Party Claim.  In the event any such Third Party Claim relates to both (x) Losses for which indemnification is not available hereunder and (y) Losses for which indemnification is available hereunder, the Target Shareholder indemnification obligations hereunder shall be limited to the portion of the Losses for which indemnification is available hereunder.

(b)           Procedures for Direct Claims.  In the event any Indemnitee should have a claim under this Agreement that does not involve a Third Party Claim (a “Direct Claim”), the Indemnitee shall deliver notice of such Direct Claim with reasonable promptness to the Shareholder Representative.  The failure by any Indemnitee to so notify the Shareholder Representative hereunder shall not relieve the Target Shareholders of their obligations hereunder except to the extent (and only to the extent) that the Target Shareholders are actually and materially prejudiced by such failure.  If the Shareholder Representative does not notify the Indemnitee within 30 days following its receipt of such notice that the Shareholder Representative disputes its liability to the Indemnitee, such Direct Claim specified by the Indemnitee in such notice shall be conclusively deemed a liability of such Target Shareholders and the Target Shareholder shall pay the amount of such liability to the Indemnitee on demand.

 7.4     Termination of Indemnification for Representations.

(a)           Sections 2.2 (Capital Structure), 2.3 (Authority), 2.11 (Intellectual Property) and 2.13 (Taxes), and Article III of this Agreement are collectively referred to as the “Extended Representations.”

(b)           The Target Shareholders will only have indemnification obligations under Section 7.2 of this Agreement:

(i)            until the Hold Back Distribution Date with respect to the representations and warranties other than the Extended Representations;

(ii)           until the earlier of (x) expiration of the applicable statute of limitations (including any extensions thereof) or (y) the first anniversary of the Hold Back Distribution Date with respect to the Extended Representations;

(c)           Notwithstanding Section 7.4(b), no such indemnification obligations shall terminate with respect to any item as to which any Indemnitee has, before the expiration of such period, previously made a Claim against the Target Shareholders by delivering a notice to the Shareholder Representative in accordance with this Agreement.

(d)           Notwithstanding anything to the contrary herein, there shall be no limitation as to time, amount or otherwise on a Target Shareholder’s indemnification obligations with respect to fraud, intentional misrepresentation, willful misconduct or willful concealment by or on behalf of Target or a Target Shareholder.  All Target Shareholders shall be liable for any fraud, intentional misrepresentation, willful misconduct or willful concealment by or on behalf of Target or a Target Shareholder, provided, however, that any liability for fraud, intentional misrepresentation, willful misconduct or willful concealment by an individual Target Shareholder, in such person’s capacity as a Target Shareholder, shall first be settled out of any Hold Back Amount or Aggregate Earn-Out Consideration otherwise payable to such Target Shareholder (and any Hold Back Payments and Earn Out Payments shall be adjusted accordingly).

(e)           Notwithstanding anything to the contrary herein, nothing in this Agreement shall limit (i) the liability of any Target Shareholder in connection with any breach by such Target Shareholder of any agreement executed by such person (in such person’s capacity as a Target Shareholder) in connection with this Agreement or the transactions contemplated hereby, or (ii) Acquiror’s rights to specific performance or injunctive relief.

 7.5     Remedies.  Except as otherwise set forth herein, the indemnification provisions set forth in this Article VII constitute the sole and exclusive post-Closing remedies of the parties hereto with respect to Claims and shall preclude the assertion after the Effective Date by any party hereto of any other rights or the seeking of any other remedies against any other party for Claims arising out of or relating to this Agreement.  Except with respect to (a) matters covered by Section 7.2(b)(i) with respect to an Extended Representation or (b) matters covered by Section 7.2(b)(iii), (iv), (v) or (viii), the Target Shareholders shall not, individually, or in the aggregate, be liable for Claims pursuant to this Article VII in excess of the aggregate Hold Back Amount and the Aggregate Earn-Out Consideration, if any.  In addition to indemnification under Section 7.6 below from the Hold Back Amount and setoff against the Aggregate Earn-Out Consideration, each Target Shareholder agrees to indemnify Acquiror and hold Acquiror harmless from and against any and all Losses asserted against, imposed upon, or incurred by Acquiror which arise out of or in connection with (a) matters covered by Section 7.2(b)(i) with respect to an Extended Representation or (b) matters covered by Section 7.2(b)(iii), (iv), (v) or (viii).  Personal liability of any Target Shareholder for Losses (in excess of the any Hold Back Amount and any Aggregate Earn-Out Consideration, in each case, attributable to such Target Shareholder) pursuant to the preceding sentence of this Article VII shall be several and not joint and shall be limited to the amount of the Merger Payments received by such Target Shareholder.

 7.6     Reduction of Hold Back Amount; Right of Set-Off Against Aggregate Earn-Out Consideration.

(a)           In the event that Acquiror determines from time to time that it or any Indemnitee is entitled to indemnity as set forth in this Article VII, Acquiror shall deliver a Third Party Claim or Direct Claim (each referred to herein as a “Claim”) to the Shareholder

Representative.  The notice of a Claim shall set forth in reasonable detail the basis for the Claim.  Acquiror is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to apply all or any portion of the Hold Back Amount at any time held against any indemnification obligation set forth in any Claim delivered pursuant to the preceding sentence, subject to the other provisions of this Article VII.

(b)           The Hold Back Amount shall be reduced from time to time by any amount (and such amount shall be permanently retained by Acquiror or delivered to the applicable Indemnitee), without duplication, (i) that has been determined pursuant to Section 7.8 to be owing by a Target Shareholder to an Indemnitee, or (ii) that a Target Shareholder or the Shareholder Representative has agreed in writing shall be applied against the Hold Back Amount provided, however, that such agreement signed only by a Target Shareholder shall only be valid against amounts owed to such Target Shareholder.

(c)           If (i) the Hold Back Amount has been exhausted and (ii) an Indemnitee has made a Claim or Claims for an amount or amounts in aggregate in excess of the balance of the Hold Back Amount available at such time, Acquiror is hereby authorized at any time thereafter and from time to time, to the fullest extent permitted by law, to reduce the Aggregate Earn-Out Consideration to satisfy any indemnification obligation of Target or Target Shareholders set forth in any such Claim, subject to the other provisions of this Article VII.

 7.7     Basket.  No Indemnitee shall be entitled to retain any Hold Back Amount or exercise the right of set-off described in Section 7.6(c) against the Aggregate Earn-Out Consideration with respect to a claim under Section 7.2(b)(i) hereof, unless and until Losses which exceed $80,000 in the aggregate (the “Losses Threshold”) have been determined to have been incurred by Indemnitee(s) pursuant to this Article VII, at which point the Target Shareholders shall be liable for all Losses from the first dollar (including the first $80,000).  Notwithstanding the following, in no event shall any Appraisal Damages or Indemnifiable Target Expenses be included in any determination of whether Losses exceed the Losses Threshold.

 7.8     Dispute Resolution.  In the event that the Shareholder Representative disputes (a) Acquiror’s determination to pay to itself or any other Indemnitee any portion of the Hold Back Amount or (b) Acquiror’s determination to reduce the Aggregate Earn-Out Consideration by the amount of a Claim or Claims, the Shareholder Representative shall notify Acquiror in writing within 30 days after receipt of notice of a Claim of such dispute (an “Objection Notice”) and the Shareholder Representative and Acquiror shall attempt in good faith to resolve such dispute within 60 days of delivery of such Objection Notice.  If such dispute is not so resolved within such 60 day period, then either Acquiror or the Shareholder Representative may demand arbitration of the matter to be settled by arbitration conducted by one arbitrator mutually agreeable to Acquiror and the Shareholder Representative; provided, however, that no such arbitration may be initiated more than 90 days after the receipt by the Shareholder Representative of the applicable notice of Claim referred to in Section 7.6 and upon the expiration of such period the Claim will be deemed undisputed.  In the event that, within 30 days after submission of any dispute to arbitration, Acquiror and the Shareholder Representative cannot mutually agree on one arbitrator, then, within 15 days after the end of such 30-day period, Acquiror and the Shareholder Representative shall each select one arbitrator.  The two arbitrators so selected shall select a third arbitrator.  If the Shareholder Representative fails to select an arbitrator during this 15-day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Acquiror.  Any such arbitration shall be held in Austin, Texas under the rules then in effect of the American Arbitration Association.  The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association.  The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute.  The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any Claim shall be final, binding, and conclusive upon the parties to this Agreement and the Target Shareholders.  Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s).  Within 30 days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.  Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction.

 7.9     Distributions to Target Shareholders.  The “Hold Back Distribution Date” shall mean the Distribution Date or, if there shall be no such Distribution Date, then the later of (a) September 30, 2007, or (b) the tenth day following the final resolution of any dispute subject to a Dispute Notice pursuant to Section 1.6(c)(iii).  Acquiror will distribute any Hold Back Payments (after reduction for any amount subject to a pending Claim or Claims) on the Hold Back Distribution Date.

 7.10   Shareholder Representative.

(a)           Each Target Shareholder, by the execution and delivery of this Agreement, hereby consents and agrees to the appointment of Russell J. Apfel as the “Shareholder Representative” for purposes of all matters expressly set forth in this Agreement to be performed by the Shareholder Representative.  As to any matter not expressly provided for by this Agreement, the Shareholder Representative shall not be required to exercise any discretion or to take any action that exposes the Shareholder Representative to personal liability or that is contrary to this Agreement or applicable law.  The Shareholder Representative shall be deemed to continue in office notwithstanding any purported resignation or removal until Acquiror receives written notice signed by the Target Shareholders that held a majority of the Target Common Stock immediately prior to the Effective Time designating a new Shareholder Representative that is reasonably acceptable to Acquiror.  Each Target Shareholder hereby constitutes and appoints the Shareholder Representative, including any replacement of any such Shareholder Representative, as attorney-in-fact for such Target Shareholder with full power of substitution and authority, in his discretion, to enforce this Agreement against the parties hereto, and to execute any amendment or waiver of this Agreement and any other document or instrument necessary or advisable in order to carry out the provisions of this Agreement, to give and receive notices and communications and, without limiting the foregoing provisions of this Section 7.10, dispute any decision of Acquiror to pay itself or any Indemnitee hereunder, to agree to, negotiate, enter into settlements and compromises of, and to comply with orders of courts with respect to any dispute or loss, and to take all actions necessary or appropriate in the reasonable judgment of the Shareholder Representative for the accomplishment of the foregoing.  The Shareholder Representative shall be entitled to consent to any payment from the Hold Back Amount or Aggregate Earn-Out Consideration to Acquiror.  The Target Shareholders shall be responsible for the payment of all fees and expenses reasonably incurred by the Shareholder Representative in performing his duties under this Agreement.  The Shareholder Representative shall not use or disclose any non-public information.

(b)           All decisions of the Shareholder Representative may be relied upon by Acquiror and any third person, and shall be binding and conclusive upon each Target Shareholder.

(c)           The Shareholder Representative shall not be liable, responsible or accountable in damages or otherwise to the Target Shareholders for any loss or damage incurred by reason of any act or failure to act by such Shareholder Representative, and each Target Shareholder shall indemnify and hold harmless the Shareholder Representative against any loss or damage except to the extent that such loss or damage shall have been the result of the individual gross negligence or willful misconduct of such Shareholder Representative.

(d)           The Shareholder Representative hereby agrees that all information now or hereafter received from Acquiror will be used solely for the purpose of performing the functions of the Shareholder Representative hereunder, and that such information, except as required by law, will be kept confidential by the Shareholder Representative and the Shareholder Representative’s legal counsel and accountants who need to know such information for the purpose of assisting in the performance of the Shareholder Representative’s functions hereunder.

 7.11   Merger Consideration Adjustment.  The parties hereto agree that any amounts paid to an Indemnitee hereunder shall be treated as an adjustment to the aggregate Merger Payments paid by Acquiror pursuant to this Agreement for all tax purposes.

ARTICLE VIII

GENERAL PROVISIONS

 8.1     Notices.  All notices and other communications hereunder shall be in writing and shall be deemed sent, given and delivered: (i) immediately if given by personal delivery, (ii) one day after deposit with an overnight delivery service, (iii) one day after being sent via facsimile (with electronic confirmation of receipt) and (iv) three days after deposit in the mail via registered or certified mail (return receipt requested) to the parties at the following address (or at such other address for a party as shall be specified by like notice):

(a)           if to Acquiror or Merger Sub, to:

Silicon Laboratories Inc.

4635 Boston Lane

Austin, Texas 78735

Attention: Legal Department

Facsimile No: (512) 428-1666

with a copy (which shall not constitute notice) to:

DLA Piper Rudnick Gray Cary US LLP

1221 South Mopac, Suite 400

Austin, Texas 78746

Attention:  Philip Russell

Facsimile No.: (512) 457-7001

(b)           if to the Shareholder Representative, to the address set forth for such Shareholder Representative in his Employment Agreement.

with a copy (which shall not constitute notice) to:

Paul W. Smith

12400 State Highway 71 West, Suite 350-225

Austin, Texas 78738

Facsimile No: (512) 402-0043

(c)           if to a Target Shareholder, to the address set forth for such Target Shareholder set forth on the Shareholder Acknowledgement signed by such Target Shareholder.

 8.2     Interpretation.  When a reference is made in this Agreement to a Section, Article, Schedule or Exhibit, such reference shall be to a Section, Article, Schedule or Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrases “the date of this Agreement”, “the date hereof”, and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date this Agreement is executed and delivered by the parties hereto.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  In this Agreement, the words “aware,” “knowledge” or similar words, expressions or phrases with respect to a party means such party’s knowledge after due and diligent inquiry of officers, directors and employees.  The term “business day” shall mean any day other than a Saturday, Sunday or holiday for Acquiror’s employees generally.  In this Agreement, any reference to any event, change, condition or effect being “material” with respect to Target means any event, change, condition or effect that is material to the financial condition, properties, assets (including intangible assets), liabilities, business, operations, results of operations, employee base or prospects of Target.  Any reference in this Agreement to an agreement, contract or similar instrument being

“enforceable” shall be deemed to be qualified to the extent such enforceability is subject to (i) laws of general application relating to bankruptcy, insolvency, moratorium, fraudulent conveyance and the relief of debtors, and (ii) the availability of specific performance, injunctive relief and other equitable remedies.

 8.3     Counterparts; Facsimile.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.  Delivery of an executed counterpart signature page to this Agreement by facsimile or other electronic delivery shall be effective as delivery of an original counterpart signature page.

 8.4     Entire Agreement; Third Party Beneficiaries; Nonassignability.  This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits and the Target Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, including without limitation, the Letter Agreement, except for Section 2.1 (Confidentiality) of such Letter Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement or the Closing, in accordance with its terms, (b) are not intended to confer upon any other person any rights or remedies hereunder, (c) shall not be assigned by any Target Shareholder by operation of law or otherwise without Acquiror’s written consent and (d) shall not be transferred or assigned by Acquiror without the written consent of the Shareholder Representatives unless such assignee agrees in writing to be bound by the terms of this Agreement applicable to Acquiror.  Notwithstanding anything to the contrary contained herein, this Section 8.4 shall not be deemed to restrict a transfer of any right to receive, or interest in, any Earn-Out Payment under this Agreement to an Eligible Assignee if Acquiror receives written notice of such transfer at least three days prior to Acquiror sending such Earn-Out Payment.  The right to receive, or interest in, any Earn-Out Payment shall not be further assignable by such Eligible Assignees except to the extent otherwise allowable under this Section 8.4.  No right to receive or interest in any Earn-Out Payment under this Agreement will be evidenced by negotiable certificates of any kind nor be readily marketable.  For purposes of this Agreement, the term “Eligible Assignee” shall mean an assignee or transferee of the rights of a Target Shareholder hereunder but only if such assignee or transferee is (i) an executor, administrator or guardian of the estate of such Target Shareholder, (ii) an inter vivos trust for the benefit of such Target Shareholder or a member of such Target Shareholder’s immediate family, (iii) a legatee or heir of such Target Shareholder under the will of such Target Shareholder or pursuant to the laws of descent and distribution, or (iv) a person who acquires such rights by operation of law (including pursuant to a property settlement agreement, plan or arrangement approved or ordered by any court).  Subject to the foregoing provisions, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

 8.5     Amendment; Waiver.  This Agreement may be amended and any provision hereof may be waived at any time, in each case, by execution of an instrument in writing signed by the Acquiror and the Shareholder Representative.  The Target Shareholders agree that any amendment or waiver signed by the Shareholder Representative shall be binding upon and effective against the Target Shareholders whether or not they have signed such amendment.

 8.6     Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto.  The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

 8.7     Remedies Cumulative.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

 8.8     Governing Law; Jurisdiction.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without regard to applicable principles of conflicts of law.  EACH PARTY HERETO CONSENTS AND SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF TEXAS IN AND FOR THE COUNTY OF TRAVIS AND THE COURTS OF THE UNITED STATES LOCATED IN THE WESTERN DISTRICT OF TEXAS FOR THE ADJUDICATION OF ANY ACTION, SUIT, OR PROCEEDING ARISING OUT OF OR OTHERWISE RELATING TO THIS AGREEMENT.  Each party agrees not to assert, by way of motion, as a defense or otherwise, in any such action, suit or proceeding, any claim it may now or hereafter have that it is not subject personally to the jurisdiction of such court, that the action, suit, or proceeding is brought in an inconvenient forum, that the venue of the action, suit, or proceeding is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court.  Each party further irrevocably submits to the jurisdiction of such court in any such action, suit, or proceeding and irrevocably agrees to be bound by any final judgment rendered thereby in connection with this Agreement from which no appeal has been taken or is available.  Any and all service of process and any other notice in any such action, suit or proceeding shall be effective against any party if given personally or by registered or certified mail, postage prepaid and return receipt requested, or by personal service on such party.  Nothing contained herein shall be deemed to affect the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.

 8.9     Rules of Construction.  The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

 8.10   Waiver of Jury Trial.  EACH PARTY HERETO WAIVES ITS RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY AGREEMENT, CONTRACT OR OTHER DOCUMENT OR INSTRUMENT EXECUTED IN CONNECTION HEREWITH, OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

 8.11   Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, this Agreement and Plan of Merger has been executed and delivered by each of the parties hereto, all as of the date first written above.

SILICON LABORATORIES INC.

By:	/s/ Russell J. Brennan
Name:	Russell J. Brennan
Title:	Chief Financial Officer

SABINE MERGER SUB, INC.

By:	/s/ Russell J. Brennan
Name:	Russell J. Brennan
Title:	President

SILICON MAGIKE, INC.

By:	/s/ Michael J. Mohan
Name:	Michael J. Mohan
Title:	Chief Executive Officer

SHAREHOLDER REPRESENTATIVE:

/s/ Russell J. Apfel
Russell J. Apfel

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

TARGET SHAREHOLDERS:

/s/ Russell J. Apfel	/s/ David B. Books
Russell J. Apfel	David B. Books

/s/ David Bower	/s/ Joseph J. DeAngelis
David Bower	Joseph J. DeAngelis

/s/ Michael L. Duffy	/s/ Revill H. Dunn
Michael L. Duffy	Revill H. Dunn

/s/ Roger S. Hurst	/s/ David M. Landry
Roger S. Hurst	David M. Landry

/s/ Helen Mohan	/s/ Michael J. Mohan
Helen Mohan	Michael J. Mohan

/s/ William E. Moore	/s/ Walter S. Schopfer
William E. Moore	Walter S. Schopfer

/s/ Alejandro Velez	/s/ Richard Bruce Webb
Alejandro Velez	Richard Bruce Webb